Exhibit 99.13

DATED          JANUARY 2017

B.A.T. INTERNATIONAL FINANCE P.L.C.

and

B.A.T CAPITAL CORPORATION
as Borrowers

BRITISH AMERICAN TOBACCO P.L.C.
as Guarantor

HSBC BANK PLC
as Agent

HSBC BANK USA, NATIONAL ASSOCIATION
as US Agent
and

CERTAIN BANKS AND FINANCIAL INSTITUTIONS
as Banks

US$25,000,000,000 TERM LOAN FACILITIES

Herbert Smith Freehills LLP

THIS AGREEMENT is dated                                      2017
BETWEEN:

(1)	B.A.T. INTERNATIONAL FINANCE P.L.C. (registered number 1060930) and B.A.T CAPITAL CORPORATION (registered number 0911777) as original borrowers (the "Original Borrowers");
(2)	BRITISH AMERICAN TOBACCO P.L.C. as guarantor (the "Guarantor");
(3)	THE FINANCIAL INSTITUTIONS listed in Part I (Arrangers) of Schedule 1 (Original Parties) as mandated lead arrangers (the "Arrangers");
(4)	THE FINANCIAL INSTITUTIONS listed in Part II (Banks and Commitments) of Schedule 1 (Original Parties) as banks (the "Original Banks");
(5)	HSBC BANK PLC as agent (in this capacity the "Agent"); and
(6)	HSBC BANK USA, NATIONAL ASSOCIATION (in this capacity the "US Agent")

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Rating Ltd or A3 or higher by Moody's or a comparable rating from an internationally recognised credit rating agency.

"Acquisition" means the proposed acquisition by a member of the Group of all the common shares in Reynolds American Inc. which are not already held by a member of the Group in accordance with the terms of the Merger Agreement.

"Additional Borrower" means any member of the Group which becomes a Borrower in accordance with Clause 26.6 (Additional Borrowers).

"Administrative Party" means the Agent or the US Agent.

"Advance" means a Facility A Advance, a Facility B Advance, a Facility C Advance or a Facility D Advance.

"Affiliate" means a Subsidiary or a holding company (as defined in Section 1159 of the Companies Act 2006) of a person and any other Subsidiary of that holding company. Notwithstanding the foregoing, in relation to The Royal Bank of Scotland plc, the term "Affiliate" shall not include (i) the UK government or any member or instrumentality thereof, including Her Majesty's Treasury and UK Financial Investments Limited (or any directors, officers, employees or entities thereof) or (ii) any persons or entities controlled by or under common control with the UK government or any member or instrumentality thereof (including Her Majesty's Treasury and UK Financial Investments Limited) and which are not part of The Royal Bank of Scotland Group plc and its subsidiaries or subsidiary undertakings.

"Agent's Spot Rate of Exchange" means the spot rate of exchange as determined by the Agent for the purchase of the relevant Optional Currency in the London foreign exchange market with US Dollars at the relevant time on a particular day.

"Anti-Bribery and Corruption Laws" means all applicable anti-bribery and corruption laws and regulations, including but not limited to the US Foreign and Corrupt Practices Act 1977 and the UK Bribery Act 2010.

"Anti-Money Laundering Laws" means all applicable anti-money laundering laws and regulations.

"Availability Period" means the period from and including the Signing Date to and including the earlier of the (i) the date falling one month after the Closing Date; and (ii) 31 March 2018.

"Available Commitment" means at any time, in relation to a Facility, a Bank's Commitment under that Facility less:

(a)	the aggregate amount of the Original US Dollar Amount of its share of any outstanding Advances under that Facility; and
(b)	in relation to any proposed Advance, the Original US Dollar Amount of its share in any other Advance that is due to be made under that Facility on or before the date of such Advance.

"Available Facility" means at any time, in relation to a Facility, the aggregate amount at that time of the Available Commitments of all the Banks under that Facility.

"Banks" means those financial institutions listed in Part II (Banks and Commitments) of Schedule 1 (Original Parties) and their respective successors and assigns which are for the time being participating in the Facilities and any bank or financial institution which has become a Bank in accordance with Clause 26.11 (Increase).

"Borrower" means, subject to Clauses 7.4 (Mandatory Prepayment by Borrowers) and 7.6 (Changes to Borrowers), the Original Borrowers and each Additional Borrower.

"Borrower Accession Agreement" means a letter substantially in the form of Part II of Schedule 4 (Forms of Accession Documents) with such amendments as the Agent may approve or reasonably require.

"Borrowed Moneys Indebtedness" means, in relation to any person, any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent, comprising or constituted by:

(a)	any liability to repay the principal of or to pay interest on borrowed money or deposits; or
(b)	any liability:
(i)	under or pursuant to any letter of credit, acceptance credit facility or note purchase facility; or
(ii)
in relation to any foreign currency transaction or any purchase price for property or services payment of which is deferred for a period in excess of 180 days after the later of taking possession or becoming the legal owner thereof or the service being rendered; or

(iii)	with regard to any guarantee or indemnity in respect of repayment of obligations referred to in paragraphs (i) and (ii) above or of any other borrowed money.
"Borrower DTTP Filing" means an HM Revenue & Customs' Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)	relates to an Original Bank and:
(i)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs at least 30 working days prior to the date of the first interest payment after the Signing Date; or
(ii)
where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs at least 30 working days prior to the date of the first interest payment after the date on which that Borrower becomes an Additional Borrower; or

(b)	relates to a Bank that is a New Bank or an Increase Bank and:
(i)	where the Borrower is a Borrower as at the relevant Novation Date (or date on which the increase in Commitments described in the relevant

Increase Confirmation takes effect) is filed with HM Revenue & Customs at least 30 working days prior to the date of the first interest payment after that Novation Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect); or

(ii)
where the Borrower is not a Borrower as at the relevant Novation Date (or date on which the increase in Commitments described in the relevant Increase Confirmation takes effect), is filed with HM Revenue & Customs at least 30 working days prior to the date of the first interest payment after the date on which that Borrower becomes an Additional Borrower.

"Borrowings" means (without double counting) any indebtedness in respect of the following:

(a)	money borrowed or raised and debit balances at banks;
(b)	any bond, note, loan stock, debenture or similar debt instrument;
(c)	acceptance credit facilities;
(d)	receivables sold or discounted (otherwise than on a non-recourse basis);
(e)	finance leases and hire purchase contracts which are required to be capitalised under generally accepted accounting principles in the UK;
(f)	any other transaction having the commercial effect of a borrowing or raising of money excluding trade credit in the ordinary course of business; and
(g)	guarantees in respect of indebtedness of any person falling within any of paragraphs (a) to (f) (both inclusive) above, provided that indebtedness owing by one member of the Group to another member of the Group shall not be taken into account as Borrowings.

"Business Day" means a day (other than a Saturday or Sunday):

(a)	on which banks and the interbank and foreign exchange markets are open for business in London and, in the case of a day on which any payment is required to be made by an Obligor, in New York; and
(b)
(in relation to a day on which a payment in US Dollars or an Optional Currency (other than euro) is required hereunder) on which banks and the interbank and foreign exchange markets are open for business in New York or in the principal financial centre of the country of such Optional Currency; or

(c)	(in relation to a day on which a payment in euro is required hereunder) which is a Target Day.
"Closing Date" means the date of completion of the Acquisition in accordance with the terms of the Merger Agreement.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Commitment" means a Facility A Commitment, Facility B Commitment, Facility C Commitment or Facility D Commitment.

"Dangerous Substance" means any radioactive emissions and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which, taking into account the concentrations and quantities present and the manner in which it is being used or handled, it is reasonably foreseeable will cause harm to man or any other living organism or damage to the Environment including any controlled, special, hazardous, toxic, radioactive or dangerous waste.

"Default" means an Event of Default or an event specified in Clause 18 (Default) which, with the giving of notice, determination of materiality or expiry of any grace period under this Agreement (or any combination of the foregoing), would constitute an Event of Default.

"Defaulting Bank" means any Bank:

(a)
which has failed to make its participation in an Advance available or has notified the Agent that it will not make its participation in an Advance available by the Utilisation Date of that Advance in accordance with Clause 5.5 (Payment of proceeds);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)            administrative or technical error; or

(B)            a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	that Bank is disputing in good faith whether it is contractually obliged to make the payment in question.
"Defeased Borrowings" means any indebtedness (or obligations in respect thereof, such as future interest) in respect of capital market issues in existence on the Signing Date which has been fully covered by cash or cash equivalents as a means of achieving the economic effect of full repayment of that indebtedness.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communication systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Employee Plan" means an employee pension benefit plan within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any US Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Environment" means the media of air, water and land (wherever occurring) and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata.

"Environmental Approvals" means all authorisations of any kind required under Environmental Laws to which any member of the Group is subject at any time.

"Environmental Law" means all legislation, regulations or orders (insofar as such regulations or orders have the force of law) to the extent that it relates to the protection or impairment of the Environment or the control of Dangerous Substances (whether or not in force at the Signing Date) which are capable of enforcement in any applicable jurisdiction by legal process.

"ERISA" means the United States Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with any US Borrower, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

"ERISA Event" means:

(a)
any reportable event, as defined in Section 4043 of ERISA, with respect to an Employee Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event;

(b)
the filing under Section 4041 of ERISA of a notice of intent to terminate any Employee Plan or the termination of any Employee Plan under Section 4041 of ERISA, or the receipt of notice by any US Borrower or any ERISA Affiliate under section 4042 of ERISA from the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(c)
any failure by any Employee Plan to satisfy the minimum funding requirements of Sections 412 and 430 of the Code or Section 302 of ERISA applicable to such Employee Plan, in each case whether or not waived;

(d)
the incurrence by any US Borrower or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal, within the meaning of Section 4203 or 4205 of ERISA, of any US Borrower or any ERISA Affiliate from a Employee Plan or Multiemployer Plan;

(e)	the filing under Section 412 of the Code or Section 302 of ERISA of any request for a minimum funding variance with respect to any Employee Plan;
(f)
any US Borrower or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to the termination of any Employee Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and

(g)	a determination that any Employee Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

"EURIBOR" means in relation to any Advance or overdue amount denominated in euro:

(a)	the applicable Screen Rate;
(b)	if no Screen Rate is available for the Term of that Advance or overdue amount, the Interpolated Screen Rate for that Advance or overdue amount; or
(c)	if:
(i)	no Screen Rate is available for the Term of that Advance or overdue amount; and
(ii)	it is not possible to calculate an Interpolated Screen Rate for that Advance or overdue amount, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (Brussels time) on the applicable Rate Fixing Day for euro and for a period equal in length to that Term and, if that rate is less than zero, EURIBOR shall be deemed to be zero.

"Event of Default" means an event specified as such in Clause 18 (Default).

"Extension Date" means:

(a)	the first anniversary of the Start Date;
(b)	the second anniversary of the Start Date;
(c)	the First Facility A Extended Maturity Date; or

(d)	the First Facility B Extended Maturity Date,

as applicable.

"Extension Notice" means a notice in substantially the form set out in Schedule 7 (Extension Notice).

"Facility" means Facility A, Facility B, Facility C or Facility D.

"Facility A" means the term loan facility described in Clause 2.1.1 (The Facilities).

"Facility A Advance" means an advance made or to be made by the Banks under Facility A.

"Facility A Commitment" means:

(a)
in relation to an Original Bank, the amount in US Dollars set opposite its name in Part II (Banks and Commitments) of Schedule 1 (Original Parties) and the amount of any other Facility A Commitments transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase); and

(b)	in relation to any other Bank, the amount in US Dollars of any Facility A Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Final Maturity Date" means, subject to Clause 2.4.1 (Facility A Extension Option), the date falling 12 months after the Start Date.

"Facility A Total Commitments" means the aggregate of the Facility A Commitments from time to time, being US$15,000,000,000 as at the Signing Date.

"Facility B" means the term loan facility described in Clause 2.1.2 (The Facilities).

"Facility B Advance" means an advance made or to be made by the Banks under Facility B.

"Facility B Commitment" means in relation to a Bank:

(a)
in relation to an Original Bank, the amount in US Dollars set opposite its name in Part II (Banks and Commitments) of Schedule 1 (Original Parties) and the amount of any other Facility B Commitments transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase); and

(b)	in relation to any other Bank, the amount in US Dollars of any Facility B Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Final Maturity Date" means, subject to Clause 2.4.2 (Facility B Extension Option), the date falling 24 months after the Start Date.

"Facility B Total Commitments" means the aggregate of the Facility B Commitments from time to time, being US$5,000,000,000 as at the Signing Date.

"Facility C" means the term loan facility described in Clause 2.1.3 (The Facilities).

"Facility C Advance" means an advance made or to be made by the Banks under Facility C.

"Facility C Commitment" means in relation to a Bank:

(a)
in relation to an Original Bank, the amount in US Dollars set opposite its name in Part II (Banks and Commitments) of Schedule 1 (Original Parties) and the amount of any other Facility C Commitments transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase); and

(b)	in relation to any other Bank, the amount in US Dollars of any Facility C Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility C Final Maturity Date" means the date falling 36 months after the Start Date.

"Facility C Total Commitments" means the aggregate of the Facility C Commitments from time to time, being US$2,500,000,000 as at the Signing Date.

"Facility D" means the term loan facility described in Clause 2.1.4 (The Facilities).

"Facility D Advance" means an advance made or to be made by the Banks under Facility D.

"Facility D Commitment" means in relation to a Bank:

(a)
in relation to an Original Bank, the amount in US Dollars set opposite its name in Part II (Banks and Commitments) of Schedule 1 (Original Parties) and the amount of any other Facility D Commitments transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase); and

(b)	in relation to any other Bank, the amount in US Dollars of any Facility D Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 26.11 (Increase), to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility D Final Maturity Date" means the date falling 60 months after the Signing Date.

"Facility D Total Commitments" means the aggregate of the Facility D Commitments from time to time, being US$2,500,000,000 as at the Signing Date.

"Facility Office" means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or
(b)	by not less than five Business Days' notice,
as the office(s) through which it will perform all or any of its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

"FATCA Deduction" means a deduction or withholding required by FATCA.

"Fee Letters" means each letter dated on or about the Signing Date between the Agent, the US Agent, the Parent and the Original Borrowers setting out the amount of various fees referred to in Clause 20 (Fees).

"Final Maturity Date" means:

(a)	in relation to Facility A, the Facility A Final Maturity Date;
(b)	in relation to Facility B, the Facility B Final Maturity Date;
(c)	in relation to Facility C, the Facility C Final Maturity Date; and
(d)	in relation to Facility D, the Facility D Final Maturity Date.

"Finance Document" means this Agreement, each Fee Letter, a Novation Certificate, a Borrower Accession Agreement, each novation agreement entered into pursuant to Clause 7.6.2 (Changes to Borrowers) or any other document designated as such by the Agent and the Parent.

"Finance Party" means a Bank or an Administrative Party.

"First Facility A Extended Maturity Date" has the meaning ascribed to it in Clause 2.4.1(A)(1) (Facility A Extension Option).

"First Facility B Extended Maturity Date" has the meaning ascribed to it in Clause 2.4.2(A)(1) (Facility B Extension Option).

"GAAP" means generally accepted accounting principles in the jurisdiction of incorporation of the Parent including IFRS.

"Group" means the Parent and its Subsidiaries.

"Holding Company" means, in relation to a person, an entity of which that person is a Subsidiary.

"IFRS" means international financial reporting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent" means an Administrative Party at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	that Administrative Party otherwise rescinds or repudiates a Finance Document;
(c)	(if that Administrative Party is also a Bank) it is a Defaulting Bank under paragraph (a) or (b) of the definition of "Defaulting Bank"; or
(d)	an Insolvency Event has occurred and is continuing with respect to that Administrative Party;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)            an administrative or technical error; or

(B)            a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	that Administrative Party is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Bank" has the meaning given to that term in Clause 26.11 (Increase).

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 6 (Form of Increase Confirmation).

"Insolvency Event" means in relation to a Finance Party, that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, all other than by way of an Undisclosed Administration, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 21 days of the institution or presentation thereof;
(f)
has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, all other than by way of an Undisclosed Administration;

(i)
has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 21 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) (above); or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts.

"Interest Cover Ratio" means the ratio calculated in accordance with Clause 17 (Financial Covenant).

"Interpolated Screen Rate" means, in relation to LIBOR or EURIBOR for any Advance or overdue amount, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Advance or overdue amount; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Advance or overdue amount, as of:

(i)	in the case of LIBOR, 11.00 a.m.(London time); and
(ii)	in the case of EURIBOR, 11.00 a.m. (Brussels time),
in each case, on the Rate Fixing Day for the currency of that Advance or overdue amount.

"ITA" means the Income Tax Act 2007.

"LIBOR" means in relation to any Advance or overdue amount denominated in a currency other than euro:

(a)	the applicable Screen Rate;
(b)	if no Screen Rate is available for the Term of that Advance or overdue amount, the Interpolated Screen Rate for that Advance or overdue amount; or
(c)	if:
(i)	no Screen Rate is available for the currency of that Advance or overdue amount; or
(ii)	no Screen Rate is available for the Term of that Advance or overdue amount and it is not possible to calculate an Interpolated Screen Rate for that Advance or overdue amount, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11 a.m. on the Rate Fixing Day for the currency of that Advance or overdue amount and for a period equal in length to that Term and, if that rate is less than zero, LIBOR shall be deemed to be zero.

"Majority Banks" means, at any time:

(a)
if any Advances are outstanding, Banks with an aggregate Original US Dollar Amount of Advances and undrawn Commitments at that time of more than 66 2/3 per cent. of the aggregate Original US Dollar Amount of all Advances then outstanding and undrawn Commitments then in force; or

(b)
if no Advances are outstanding, Banks whose Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments (or if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction).

"Margin" means the percentage figure calculated in accordance with Clause 8.2 (Calculation of the Margin).

"Margin Stock" means "margin stock" as defined in Regulation U and X issued by the Board of Governors of the Federal Reserve System of the United States.

"Merger Agreement" means the agreement and plan of merger dated on or about the Signing Date relating to the Acquisition and made between the Parent, BATUS Holdings Inc., Flight Acquisition Corporation and Reynolds American Inc..

"Moody's" means Moody's Investors Service Limited or any successor to its rating business.

"Multiemployer Plan" means a "multiemployer plan" (as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA contributed to for any employees of any US Borrower or any ERISA Affiliate.

"New Bank" has the meaning given to that term in Clause 26.2 (Transfers by Banks).

"Novation Certificate" has the meaning given to it in Clause 26.3.1(A) (Procedure for novations).

"Novation Date" means, in relation to an assignment, transfer or novation in accordance with Clause 26.2 (Transfers by Banks), the date on which such assignment, transfer or novation takes effect.

"Obligor" means each Borrower and the Guarantor.

"OFAC" means the Office of Foreign Assets Control of the US Department of the Treasury.

"Optional Currency" means in relation to any Advance or proposed Advance, Sterling and euro or any currency other than US Dollars approved by all the Banks and which is readily available and freely transferable in the London foreign exchange market in sufficient amounts to fund that Advance.

"Original US Dollar Amount" means:

(a)	the principal amount of an Advance denominated in US Dollars; or
(b)
the principal amount of an Advance denominated in any other currency, translated into US Dollars on the basis of the Agent's Spot Rate of Exchange on the date of receipt by the Agent of the Request for that Advance.

"Parent" means British American Tobacco p.l.c.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"PBGC" means the US Pension Benefit Guaranty Corporation, or any entity succeeding to all or any of its functions under ERISA.

"Qualifying Bank" means a bank or financial institution which:

(a)
is a bank as defined for the purposes of section 879 of the ITA which is making an advance under this Agreement and is within the charge to United Kingdom corporation tax as regards any interest received by it in respect of that advance, or would be within such charge as respects such payment apart from section 18A Corporation Tax Act 2009, which is beneficially entitled to that interest; or

(b)
is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has an appropriate double taxation treaty under which that institution is entitled to exemption from United Kingdom tax on interest and is entitled to apply for, and has applied for and obtained, approval (and with an effective notice of direction to this effect provided by Her Majesty's Revenue & Customs to the relevant Borrower before the date of payment of the interest in question) under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 to have interest under this Agreement paid to its Facility Office (being the Facility Office which is beneficially entitled to the interest paid to the relevant Bank under this Agreement) without withholding or deduction for or on account of United Kingdom taxation (and does not carry on business in the United Kingdom through a permanent establishment with which any loan or advance made under this Agreement in respect of which the interest is paid is effectively connected) and for this purpose "double taxation treaty" means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income and capital gains; or

c)	(i) holds a passport under the HMRC DT Treaty Passport scheme and has complied with the obligations in Clause 10.5 (Borrower DTTP Filing); and
(ii) approval has been given (and with an effective notice of direction to this effect provided by Her Majesty's Revenue & Customs to the relevant Borrower before the date of payment of the interest in question) under the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 to have interest under this Agreement paid to that Bank’s Facility Office (being the Facility Office which is beneficially entitled to the interest paid to the relevant Bank under this Agreement) without withholding or deduction for or on account of United Kingdom taxation, provided that this limb (ii) shall only apply where the relevant Borrower has made a Borrower DTTP Filing.

"Rate Fixing Day" means:

(a)	the first day of a Term for an Advance denominated in Sterling; or
(b)	the second Business Day before the first day of a Term for an Advance denominated in any currency other than Sterling.
"Rating Agencies" means Moody's and S&P and "Rating Agency" shall mean any one of them.

"Reference Bank Rate" means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)	in relation to LIBOR, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market; or
(b)	in relation to EURIBOR, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

"Reference Banks" means, subject to Clause 26.8 (Reference Banks), any Bank or an Affiliate of a Bank appointed as such by the Agent in consultation with the Parent.

"Register" has the meaning ascribed to it in Clause 26.9 (Register).

"Replacement Bank" has the meaning given to that term in Clause 26.13 (Replacement of a Defaulting Bank).

"Request" means a request made by a Borrower to utilise a Facility, substantially in the form of Schedule 3 (Form of Request).

"Requested Amount" means the amount requested in a Request.

"S&P" means Standard and Poor's Credit Market Services Europe Limited or any successor to its rating business.

"Screen Rate" means:

(a)
in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)
in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Parent.

"Security Interest" means any mortgage, hypothecation, charge, pledge or lien (unless arising by operation of law) or other security interest securing any obligation of any person.

"Selection Notice" means a notice substantially in the form set out in Schedule 8 (Selection Notice).

"Signing Date" means the date of this Agreement.

"Start Date" means the earlier of the (i) Closing Date; and (ii) the Business Day falling six months after the Signing Date.

"Subsidiary" means:

(a)	a subsidiary within the meaning of Section 1159 of the Companies Act 2006; and
(b)	unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162(2) of the Companies Act 2006.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007 or any successor thereto.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Target Group" means Reynolds American Inc. and its Subsidiaries.

"Term" means each period:

(a)	selected by a Borrower in a Request or a Selection Notice by reference to which interest is calculated; or
(b)	by reference to which interest on an overdue amount is calculated.
"Term End Date" means the last day of each Term of an Advance.

"Total Commitments" means the aggregate of the Facility A Total Commitments, the Facility B Total Commitments, the Facility C Total Commitments and the Facility D Total Commitments, being US$25,000,000,000 as at the Signing Date.

"UK" or "United Kingdom" means the United Kingdom of Great Britain and Northern Ireland.

"UK Resident Borrower" means a Borrower resident in the UK for the purposes of UK taxation.

"Undisclosed Administration" means in relation to a Bank the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Bank is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

"United States" means the United States of America.

“US Bankruptcy Law” means the United States Bankruptcy Code or any other United States Federal or State bankruptcy, insolvency or similar law.

"US Borrower" means each Borrower that is incorporated or organised under the laws of the United States or any State of the United States (including the District of Columbia).

“US Debtor” means a US Borrower in respect of which an Advance is outstanding under this Agreement.

"US Person" means a "United States person" within the meaning of the Code and a disregarded entity (for US federal income tax purposes) owned by any such person.

"Utilisation Date" means the date for the making of an Advance.

1.2	Construction

1.2.1	In this Agreement, unless the contrary intention appears, a reference to:

(A)	"assets" includes properties, revenues and rights of every description;

(B)	an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

(C)
a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that, if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month;

(D)	"pro rata" shall mean in proportion to;

(E)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(F)
"tax" shall mean any tax, levy, impost, duty or other charge or withholding (including backup withholding) of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

(G)
the currency of a country is to the lawful currency of that country for the time being, "€" and "euro" is a reference to the single currency of the Participating Member States, "£" and "Sterling" is a reference to the lawful currency of the United Kingdom for the time being, "US$" and "US Dollars" is a reference to the lawful currency of the United States for the time being;

(H)	a provision of a law is a reference to that provision as amended or re-enacted;

(I)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(J)
a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(K)	a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented; and

(L)	a time of day is a reference to London time.

1.2.2
Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.3	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.2.4
The representation and warranty given in Clause 15.11 (Sanctions and Anti-Bribery and Corruption) and the undertaking given in Clause 16.12 (Sanctions and Anti-Bribery and Corruption) (each a “Sanctions Provision”) shall only apply to a Restricted Lender to the extent that the relevant Sanctions Provision would not result in a violation of, conflict with or create a liability under: (i) EU Regulation (EC) 2271/96; (ii) §7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz); or (iii) any similar applicable anti-boycott statute, and in connection with any waiver, determination or direction relating to any part of any Sanctions Provision which does not apply to any Restricted Lender, the Commitment of that Restricted Lender will be excluded for the purpose of determining whether the consent of the requisite majority of Lenders has been obtained or whether the determination or direction by the requisite majority of Lenders has been made (as applicable).  For the purposes of this clause 1.2.4 a “Restricted Lender” means a Lender that has notified the Agent and the Parent that a Sanctions Provision may result in a violation of, a conflict with or liability under: (i) EU Regulation (EC) 2271/96; (ii) §7 of the German Außenwirtschaftsverordnung (in connection with section 4 paragraph 1 no. 3 of the German Außenwirtschaftsgesetz); or (iii) any similar applicable anti-boycott statute.

1.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.  For the avoidance of doubt, this shall not prevent any person taking the benefit of this Agreement in accordance with the provisions of Clause 7.6 (Changes to Borrowers), Clause 19.7.2 (Exoneration), Clause 19.16 (Resignation of an Administrative Party), Clause 26.2 (Transfers by Banks) and Clause 26.6 (Additional Borrowers).

2.	THE FACILITIES

2.1	The Facilities

The Banks make available to each Borrower:

2.1.1	a committed multi-currency term loan facility in an aggregate amount equal to the Total Facility A Commitments;

2.1.2	a committed multi-currency term loan facility in an aggregate amount equal to the Total Facility B Commitments;

2.1.3	a committed multi-currency term loan facility in an aggregate amount equal to the Total Facility C Commitments; and

2.1.4	a committed multi-currency term loan facility in an aggregate amount equal to the Total Facility D Commitments.

The Banks will, when requested by a Borrower, make cash advances in US Dollars or Optional Currencies to that Borrower under the relevant Facility, subject to Clause 2.4 (Extension Option) (in the case of Facility A and Facility B only) and the other terms of this Agreement.

2.2	Overall limits under the Facilities

2.2.1

(A)	The aggregate Original US Dollar Amount of all outstanding Facility A Advances shall not at any time exceed the Facility A Total Commitments at that time;

(B)	The aggregate Original US Dollar Amount of all outstanding Facility B Advances shall not at any time exceed the Facility B Total Commitments at that time;

(C)	The aggregate Original US Dollar Amount of all outstanding Facility C Advances shall not at any time exceed the Facility C Total Commitments at that time; and

(D)	The aggregate Original US Dollar Amount of all outstanding Facility D Advances shall not at any time exceed the Facility D Total Commitments at that time.

2.2.2	The aggregate Original US Dollar Amount of Advances made by a Bank under each Facility shall not at any time exceed its Commitment under that Facility at that time.

2.3	Number of Requests and Advances

2.3.1	No more than one Request may be delivered on any one day by any Borrower, but that Request may specify any number of Advances under any of the Facilities.

2.3.2	Unless the Agent agrees otherwise:

(A)	no more than six Advances may be outstanding under a Facility at any time; and

(B)	outstanding Advances at any time may not be denominated in more than three different currencies under each Facility.

2.4	Extension Option

2.4.1	Facility A Extension Option

(A)	The Parent may request by providing a revocable Extension Notice to the Agent not less than fifteen Business Days prior to:

(1)
the first anniversary of the Start Date, that Facility A be extended for a period of six months from the Facility A Final Maturity Date so that the Facility A Final Maturity Date be extended to the date falling 18 months after the Start Date (the "First Facility A Extended Maturity Date"); and

(2)
the First Facility A Extended Maturity Date, that Facility A be extended for a period of six months from the First Facility A Extended Maturity Date so that the Facility A Final Maturity Date be extended to the date falling 24 months after the Start Date.

(B)	The Agent shall promptly notify the Banks if it receives an Extension Notice from the Parent in accordance with Clause 2.4.1 above.

(C)	The Borrowers shall pay to the US Agent (for the account of the Banks) an extension fee as detailed in Clause 20.4 (Extension Fee) within five Business Days of the applicable Extension Date.

(D)
If the Parent elects to extend Facility A in accordance with this Clause 2.4.1 (Facility A Extension Option), Facility A will continue for the period of the extension and the Facility A Final Maturity Date will be construed accordingly in respect of all the Banks.

2.4.2	Facility B Extension Option

(A)	The Parent may request by providing a revocable Extension Notice to the Agent not less than fifteen Business Days prior to:

(1)
the second anniversary of the Start Date, that Facility B be extended for a period of six months from the Facility B Final Maturity Date so that the Facility B Final Maturity Date be extended to the date falling 30 months after the Start Date (the "First Facility B Extended Maturity Date"); and

(2)
the First Facility B Extended Maturity Date, that Facility B be extended for a period of six months from the First Facility B Extended Maturity Date so that the Facility B Final Maturity Date be extended to the date falling 36 months after the Start Date.

(B)	The Agent shall promptly notify the Banks if it receives an Extension Notice from the Parent in accordance with Clause 2.4.2 above.

(C)	The Borrowers shall pay to the US Agent (for the account of the Banks) an extension fee as detailed in Clause 20.4 (Extension Fee) within five Business Days of the applicable Extension Date.

(D)
If the Parent elects to extend Facility B in accordance with this Clause 2.4.2 (Facility B Extension Option), Facility B will continue for the period of the extension and the Facility B Final Maturity Date will be construed accordingly in respect of all the Banks.

2.5	Nature of a Finance Party's rights and obligations

2.5.1
The obligations of a Finance Party under the Finance Documents are several.  Failure of a Finance Party to carry out those obligations does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.5.2
The rights of a Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with Clause 2.5.3  below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of an Advance or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facilities or its role under a Finance Document (including any such amount payable to the US Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

2.5.3	A Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents.

2.6	Parent as agent for Obligors

Each Obligor irrevocably authorises and instructs the Parent to give and receive as agent on its behalf all notices (including Requests and Selection Notices) and sign all documents in connection with the Finance Documents on its behalf (including Novation Certificates and novation agreements under Clause 7.6.2 (Changes to Borrowers)) and take such other action as may be necessary or desirable under or in connection with the Finance Documents and confirms that it will be bound by any action taken by the Parent under or in connection with the Finance Documents.

2.7	Actions of Parent as agent for Obligors

The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:

2.7.1	any irregularity (or purported irregularity) in any act done by or any failure (or purported failure) by the Parent;

2.7.2	the Parent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

2.7.3	the failure (or purported failure) by or inability (or purported inability) of the Parent to inform any Obligor of receipt by it of any notification under this Agreement.

3.	PURPOSE

3.1
Each Advance under each Facility shall be applied in or towards (i) financing, directly or indirectly, the Acquisition and payment of related taxes, fees, costs and expenses; and (ii) re-financing the existing borrowings of the Target Group under the US$2,000,000,000 revolving credit facility dated 8 December 2014 entered into between, inter alia, Reynolds American Inc., certain of its subsidiaries and the lenders named therein.

3.2	Without affecting the obligations of any Borrower in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Advance.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

4.1.1	The obligations of each Finance Party to any Borrower under this Agreement are subject to the conditions precedent that:

(A)	the Borrowers have paid to such Finance Party such up-front fee as may be payable in connection with the entry into this Agreement in the amount and on the date agreed in the relevant Fee Letter; and

(B)
the Agent has notified the Parent and the Banks that it has received all of the documents set out in Part I of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Agent, other than paragraph 9 of Part I of Schedule 2 (Conditions Precedent Documents) in respect of which delivery of the relevant document shall satisfy the condition precedent. The Agent will promptly notify the Parent and the Banks upon such receipt.

4.2	Further conditions precedent

4.2.1
The obligations of each Bank to participate in an Advance (other than to an Advance to which Clause 4.3 (Certain Funds Utilisations) applies) are subject to the further conditions precedent that on the date of the Request for the Advance and on its Utilisation Date:

(A)
the representations and warranties in Clause 15 (Representations and Warranties) deemed to be repeated on those dates pursuant to Clause 15.15.3 (Times for making representations and warranties) are correct and will be correct immediately after the disbursement of the Advance;

(B)	no Default is outstanding or would result from the disbursement of the Advance; and

(C)	the Advance would not cause Clause 2.2 (Overall limits under the Facilities) (as applicable to such Advance) to be contravened.

4.3	Certain Funds Utilisations

4.3.1	In this Clause 4.3:

"Certain Funds Utilisation" means any Advance during the Availability Period, where such Advance is to be made solely for any of the purposes set out in Clause 3 (Purpose).

"Major Default" means any event or circumstance constituting an Event of Default under any of Clause 18.2 (Non-payment), Clause 18.3 (Breach of other obligations) insofar as it relates to a breach of any Major Undertaking only,  Clause 18.6 (Insolvency), Clause 18.7 (Insolvency proceedings), Clause 18.11 (US Bankruptcy Law), Clause 18.12 (Unlawfulness) and Clause 18.13 (Guarantee).

"Major Representation" means a representation or warranty under Clause 15.2 (Status), Clause 15.3 (Powers and Authority) and Clause 15.6 (Authorisations).

"Major Undertaking" means any of Clause 16.7 (Negative pledge) and Clause 16.8 (Disposals).

4.3.2
Subject to Clause 4.1 (Documentary conditions precedent), during the Availability Period, a Bank will only be obliged to participate in an Advance in relation to a Certain Funds Utilisation if, on the date of the Request and on the proposed Utilisation Date:

(A)	no Major Default is continuing or would result from the proposed Certain Funds Utilisation; and

(B)	all the Major Representations are true.

4.3.3
During the Availability Period (save in circumstances where, pursuant to Clause 4.3.2, a Bank is not obliged to participate in an Advance and subject to Clause 7.4 (Mandatory Prepayment by Borrowers), Clause 13.1 (Illegality) and the Borrowers' compliance with Clause 7.5 (Mandatory Prepayment – Refinancing Proceeds)), none of the Finance Parties shall be entitled to:

(A)	cancel any of its Commitments, to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(B)
rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;

(C)	refuse to participate in the making of a Certain Funds Utilisation;

(D)	exercise any right of set-off or counterclaim in respect of an Advance to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or

(E)
cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that, immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Availability Period.

5.	ADVANCES

5.1	Receipt of Requests

5.1.1
A Borrower may borrow Advances if the Agent receives, not later than 3 p.m. on the third Business Day before the proposed Utilisation Date, or, in the case of an Advance in Sterling, not later than 9.30 a.m. on the proposed Utilisation Date, a duly completed Request.

5.1.2	Each Request is irrevocable.

5.2	Completion of Requests for Advances

A Request will not be regarded as having been duly completed unless:

5.2.1	it identifies the relevant Borrower;

5.2.2	it identifies the relevant Facility to be utilised;

5.2.3	the Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

5.2.4
only one currency is specified for each separate Advance and the Requested Amount for each separate Advance is in a minimum Original US Dollar Amount of US$25,000,000 (rounded to the nearest convenient 100,000 units in the case of currencies other than US Dollars); and

5.2.5	only one Term for each separate Advance is specified, which:

(A)	does not overrun the Final Maturity Date applicable to the Facility under which the Advance has been requested; and

(B)
is a period of one week, two weeks, one month, two, three or six months (or such other period as the Agent, acting on the instructions of all the Banks, may previously have agreed for the purposes of such Advance).

5.3	Amount of each Bank's Advance

The amount of each Bank's participation in each Advance will be equal to the proportion of the Requested Amount which its Available Commitment for the relevant Facility bears to the relevant Available Facility on the relevant Utilisation Date.

5.4	Notification of the Banks

The Agent shall promptly notify each Bank and the US Agent of the details of the requested Advances and the amount of each Bank's Advance.

5.5	Payment of proceeds

Subject to the terms of this Agreement, each Bank shall make its Advance available to the Agent for the Borrower concerned for value on the relevant Utilisation Date.

6.	REPAYMENT

6.1	Repayment of Advances

6.1.1
Each Borrower shall repay each Facility A Advance made to it in full to the US Agent for the Banks on the Facility A Final Maturity Date.  No Facility A Advance may be outstanding after the Facility A Final Maturity Date.

6.1.2
Each Borrower shall repay each Facility B Advance made to it in full to the US Agent for the Banks on the Facility B Final Maturity Date.  No Facility B Advance may be outstanding after the Facility B Final Maturity Date.

6.1.3
Each Borrower shall repay each Facility C Advance made to it in full to the US Agent for the Banks on the Facility C Final Maturity Date.  No Facility C Advance may be outstanding after the Facility C Final Maturity Date.

6.1.4
Each Borrower shall repay each Facility D Advance made to it in full to the US Agent for the Banks on the Facility D Final Maturity Date.  No Facility D Advance may be outstanding after the Facility D Final Maturity Date.

7.	PREPAYMENT AND CANCELLATION

7.1	Voluntary cancellation
The Parent may, by giving not less than three Business Days' prior written notice to the Agent and the US Agent, cancel the whole or any part of an Available Facility (but if in part, in an aggregate minimum amount of US$25,000,000). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

7.2	Automatic cancellation of Commitment

The undrawn Commitment of each Bank shall be automatically cancelled on the earlier of (i) a confirmation by the Parent that the Acquisition will not be completed; and (ii) the close of business in London on the last day of the Availability Period applicable to each Facility.

7.3	Voluntary prepayment

7.3.1
Any Borrower may, by giving not less than three Business Days' prior written notice to the Agent and the US Agent, prepay subject to breakage costs, if any, the whole or any part of an Advance made to it under a Facility (but if in part in an aggregate minimum Original US Dollar Amount, taking all prepayments made by all the Borrowers on the same day together, of US$25,000,000).

7.3.2	Any voluntary prepayment under Clause 7.3.1 above will:

(A)
be applied against Advances under the relevant Facility in such proportions as may be specified by the Parent in the notice of prepayment or, if not specified, against all Advances under the relevant Facility pro rata;

(B)	be applied against the participations of the Banks in the relevant Advance pro rata; and

(C)	be accompanied by all amounts payable under Clause 23.2.1(C) (Other indemnities) in respect of that prepayment if not made on a Term End Date of the relevant Advance.

7.4	Mandatory Prepayment by Borrowers

7.4.1
If any Borrower ceases to be a Subsidiary of the Parent, it shall forthwith prepay all Advances made to it together with all amounts payable by it under this Agreement, and thereupon cease to be a Borrower.

7.4.2	If any person or group of persons acting in concert gains control of the Parent:

(A)	the Parent shall promptly notify the Agent and the US Agent upon becoming aware of such event; and

(B)
if the Majority Banks so require, the Agent shall, by not less than 10 Business Days' written notice to the Parent and the US Agent, cancel the Total Commitments and declare all outstanding Advances, together with accrued interest, and all other amounts accrued under the Finance Documents, to be immediately due and payable, whereupon the Total Commitments will be cancelled in full and all such outstanding amounts will become immediately due and payable.

7.4.3	For the purpose of this Clause 7.4.2:
"control" has the meaning given to it in section 450 of the Corporation Tax Act 2010; and

"acting in concert" has the meaning given to it in the City Code on Takeovers and Mergers.

7.5	Mandatory Prepayment- Refinancing Proceeds

7.5.1	In this Clause 7.5:
"Debt Financing" means the raising of any debt finance by an Obligor (or by any other Subsidiary of the Parent) by way of one or more issuances of debt securities and/or any equity instruments which are convertible into debt (convertibles) in the international and/or domestic capital markets but excluding any issuance pursuant to any commercial paper programmes.

"Excluded Borrowed Moneys Indebtedness" means any Borrowed Moneys Indebtedness of the Group not existing as at the Signing Date but incurred after the Signing Date pursuant to a facility agreement or a commercial paper programme (whether committed or uncommitted) in place as at the Signing Date (and within the relevant limits in place as at the Signing Date).

"Existing Borrowed Moneys Indebtedness" means any Borrowed Moneys Indebtedness of the Group existing as at the Signing Date and the Target Group existing as at the Closing Date.

"Net Proceeds" means the proceeds of any Debt Financing less all costs and expenses incurred by any member of the Group in connection with that Debt

Financing (including, without limitation, all legal costs and arrangement, underwriting and agency fees).

7.5.2
Subject to Clause 7.5.3 below, the Original Borrowers and the Guarantor shall procure that an amount equal to the Net Proceeds of any Debt Financing is applied to reduce Facility A and Facility B in accordance with Clause 7.5.4 below.

7.5.3	Clause 7.5.2 does not apply to:

(A)
the proceeds of any Debt Financing applied in refinancing or cancellation of any Existing Borrowed Moneys Indebtedness or Excluded Borrowed Moneys Indebtedness, which in each case mature no later than 24 months after the Signing Date;

(B)	any Excluded Borrowed Moneys Indebtedness; and

(C)
the Net Proceeds of any other Debt Financing provided that the total aggregate amount of Net Proceeds raised does not exceed US$1,000,000,000 plus an amount equal to any part of the Commitments voluntarily cancelled prior to the first Utilisation Date.

7.5.4	Where any Net Proceeds are to be applied to reduce Facility A and Facility B in accordance with Clause 7.5.2 above, the Net Proceeds will be allocated to be applied in the following order:

(A)	first, in or towards pro rata prepayment of outstanding Advances under Facility A;

(B)	second, in pro rata cancellation of the Available Commitments of the Banks under Facility A;

(C)	third, in or towards pro rata prepayment of outstanding Advances under Facility B; and

(D)	fourth, in pro rata cancellation of the Available Commitments of the Banks under Facility B.

Any prepayment will be made on the earlier of (i) the next Term End Date following receipt of the Net Proceeds; and (ii) 30 days following the receipt of the Net Proceeds, whereas any cancellation of Available Commitments shall be applied immediately upon receipt of the Net Proceeds (for the avoidance of doubt, only to the extent that the total amount of such Net Proceeds exceeds the amount of Net Proceeds which has been allocated to be applied in prepayment of outstanding Facility A Advances or Facility B Advances, as applicable).

7.6	Changes to Borrowers

7.6.1
Any Borrower in respect of which no Advance is outstanding hereunder (including any other amounts outstanding in relation thereto) may, at the request of the Parent, cease to be a Borrower by entering into a supplemental agreement to this Agreement in such form as the Agent may reasonably require which shall discharge that Borrower's obligations hereunder.

7.6.2
Any Borrower (the "Existing Borrower") may be released from its obligations under this Agreement as a Borrower, provided that another Borrower (the "Substitute Borrower") assumes the obligations in respect thereof of the Existing Borrower and provided further that:

(A)
any such substitution shall take effect on and from the later of the day upon which the Agent notifies the Parent in writing that it is satisfied with the compliance with the matters set out in paragraphs (C) and (D) below and the date for substitution specified in the relevant notice under paragraph (B) below;

(B)	notice of the proposed substitution has been delivered by the Parent to the Agent not less than 14 days prior to the proposed substitution;

(C)	no Event of Default has occurred and is continuing; and

(D)
the Substitute Borrower enters into a novation agreement with the Existing Borrower, the Parent and the Agent on behalf of the Banks in the form of Part III of Schedule 4 (Forms of Accession Documents) together with such amendments as the Agent may reasonably require.

Each Bank authorises the Agent to sign on its behalf any novation agreement entered into in accordance with this Clause 7.6.2.

For the avoidance of doubt, this Clause 7.6 shall not operate to release the Guarantor from its obligations under this Agreement in its capacity as the Guarantor.

7.7	Right of cancellation in relation to a Defaulting Bank

7.7.1
If any Bank becomes a Defaulting Bank, a Borrower may, at any time whilst the Bank continues to be a Defaulting Bank, give the Agent three Business Days' notice of cancellation of each Available Commitment of that Bank.

7.7.2	On the notice referred to in Clause 7.7.1 above becoming effective, each Available Commitment of the Defaulting Bank shall immediately be reduced to zero.

7.7.3	The Agent shall as soon as practicable after receipt of a notice referred to in Clause 7.7.1 above, notify all the Banks.

7.8	Right of prepayment and cancellation

If any Borrower is required to pay or is notified by any Bank in writing that it will be required to pay any amount to a Bank under Clause 10 (Taxes) or Clause 12 (Increased Costs), or if circumstances exist such that a Borrower will be required to pay any amount to a Bank under Clause 10 (Taxes), the Parent may, whilst the circumstances giving rise or which will give rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent.  On the date falling five Business Days after the date of service of the notice:

7.8.1	each Borrower shall prepay all outstanding Advances made to it by that Bank; and

7.8.2	the Bank's Commitment shall be permanently cancelled on the date of service of the notice.

7.9	Miscellaneous provisions

7.9.1	Any notice of prepayment and/or cancellation under this Agreement is irrevocable once given. The Agent shall notify the Banks promptly of receipt of any such notice.

7.9.2
All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid and any other amounts due under this Agreement in respect of the prepayment (including, but not limited to, any amounts payable under Clause 23.2.1(C) (Other indemnities) if the prepayment is not made on a Term End Date of the relevant Advance).

7.9.3	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

7.9.4	No amount prepaid under this Clause 7 (Prepayment and Cancellation) may be reborrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

8.	INTEREST

8.1	Interest rate for Advances

The rate of interest on each Advance for its Term is the rate per annum determined by the Agent to be the aggregate of:

8.1.1	the applicable Margin; and

8.1.2	LIBOR (or, in the case of an Advance denominated in euro, EURIBOR).

8.2	Calculation of the Margin

8.2.1	Subject to Clauses 8.2.2 and 8.2.3 the applicable Margin shall be the percentage rate per annum specified opposite the relevant margin period below:

(A)        Facility A:

Relevant margin period	Margin per annum
From and including the Signing Date to and excluding the date falling six months after the Signing Date	0.40 per cent.
From and including the date falling six months after the Signing Date to and excluding the date falling nine months after the Signing Date	0.55 per cent.
From and including the date falling nine months after the Signing Date to and excluding the date falling twelve months after the Signing Date	0.70 per cent.
From and including the date falling twelve months after the Signing Date to and excluding the date falling fifteen months after the Signing Date	0.85 per cent.
From and including the date falling fifteen months after the Signing Date to and excluding the date falling eighteen months after the Signing Date	1.00 per cent.
From and including the date falling eighteen months after the Signing Date to and excluding the date falling twenty-one months after the Signing Date	1.15 per cent.
From and including the date falling twenty-one months after the Signing Date to and excluding the date falling twenty-four months after the Signing Date	1.30 per cent.
From and including the date falling twenty-four months after the Signing Date to and excluding the date falling twenty-seven months after the Signing Date	1.45 per cent.
From and including the date falling twenty-seven months after the Signing Date to and excluding the date falling thirty months after the Signing Date	1.60 per cent.

(B)        Facility B:

Relevant margin period	Margin per annum
From and including the Signing Date to and excluding the date falling	0.45 per cent.

Relevant margin period	Margin per annum
six months after the Signing Date
From and including the date falling six months after the Signing Date to and excluding the date falling nine months after the Signing Date	0.60 per cent.
From and including the date falling nine months after the Signing Date to and excluding the date falling twelve months after the Signing Date	0.75 per cent.
From and including the date falling twelve months after the Signing Date to and excluding the date falling fifteen months after the Signing Date	0.90 per cent.
From and including the date falling fifteen months after the Signing Date to and excluding the date falling eighteen months after the Signing Date	1.05 per cent.
From and including the date falling eighteen months after the Signing Date to and excluding the date falling twenty-one months after the Signing Date	1.20 per cent.
From and including the date falling twenty-one months after the Signing Date to and excluding the date falling twenty-four months after the Signing Date	1.35 per cent.
From and including the date falling twenty-four months after the Signing Date to and excluding the date falling twenty-seven months after the Signing Date	1.50 per cent.
From and including the date falling twenty-seven months after the Signing Date to and excluding the date falling thirty months after the Signing Date	1.65 per cent.
From and including the date falling thirty months after the Signing Date to and excluding the date falling thirty-three months after the Signing Date	1.80 per cent.
From and including the date falling thirty-three months after the Signing Date to and excluding the date falling thirty-six months after the Signing Date	1.95 per cent.
From and including the date falling thirty-six months after the Signing Date to and excluding the date falling thirty-nine months after the Signing Date	2.10 per cent.
From and including the date falling thirty-nine months after the Signing Date to and excluding the date falling forty-two months after the Signing Date	2.25 per cent.

(C)	Facility C: 0.75 per cent. per annum.

(D)	Facility D: 0.85 per cent. per annum.

8.2.2

(A)	The Margin for the Term of an Advance shall be further adjusted on the applicable Rate Fixing Day for that Term by reference to the table below:

Rating (S&P/Moody's)	Facility A Adjustment to Margin	Facility B Adjustment to Margin	Facility C Margin	Facility D Margin
A-/A3 or above	Reduction by 0.075 per cent. per annum	Reduction by 0.075 per cent. per annum	0.55 per cent. per annum	0.65 per cent. per annum
BBB+/Baa1 or above	Reduction by 0.075 per cent. per annum	Reduction by 0.075 per cent. per annum	0.65 per cent. per annum	0.75 per cent. per annum
BBB/Baa2 or above	Nil	Nil	0.75 per cent. per annum	0.85 per cent. per annum
BBB-/Baa3 or below	Increase by 0.125 per cent. per annum	Increase by 0.125 per cent. per annum	0.95 per cent. per annum	1.05 per cent. per annum

(B)	With respect to Facility A and Facility B, the adjustments to the Margin in the table above assume a deemed Corporate Credit Rating of BBB and a deemed Issuer Rating of Baa2 as at the Closing Date.

(C)
For the purpose of this Clause 8.2.2, "Rating" means the corporate rating of the Parent assigned by S&P (currently known as the "Corporate Credit Rating") and/ or Moody's (currently known as the "Issuer Rating") as at the Rate Fixing Day on which the Margin is being determined.

(D)	For the avoidance of doubt, if there is a change to the Rating during the Term of an Advance, there shall be no change in the Margin for that Term until the next Rate Fixing Day for that Advance.

(E)	If Ratings are confirmed or assigned to the Parent by S&P and Moody's that are not equivalent at any time, then the Margin will be the average of the Margins applicable to such credit ratings.

(F)	If only one Rating Agency publishes a Rating for the Parent, the rating assigned by that Rating Agency shall be deemed also to be the rating assigned by the other Rating Agency.

(G)
If on the relevant Rate Fixing Day both Rating Agencies have ceased to publish a Rating for the Parent, the Margin for the relevant Advance shall be determined on the basis of a deemed Corporate Credit Rating of BBB- and a deemed Issuer Rating of Baa3 until the date on which a Rating Agency publishes a Rating for the Parent.

(H)	The Parent shall notify the Agent promptly of any publicly announced change in its Rating.

(I)	In calculating the Margin for any Advance under this Clause 8.2.2, no account shall be taken of any rating outlook or credit watch action assigned to any Rating by the relevant Rating Agency.

8.2.3
For so long as there is an Event of Default that is continuing, the applicable Margin shall be determined on the basis of a deemed Corporate Credit Rating of BBB- and a deemed Issuer Rating of Baa3 as set out in the table in Clause 8.2.2(A) above.

8.3	Due dates

8.3.1
Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on each Term End Date for that Advance, and also, in the case of any Advance with a Term longer than six months, at six monthly intervals after its Utilisation Date for so long as the Term is outstanding.

8.3.2
A Borrower may select a Term for an Advance in the Request for that Advance or (if the Advance has already been borrowed) in a Selection Notice (and the conditions in Clause 5.2.5 shall also apply to each Selection Notice).

8.3.3	Each Selection Notice for an Advance is irrevocable and must be delivered to the Agent by the Borrower to which that Advance was made not later than 11.00 a.m. on the applicable Rate Fixing Day.

8.3.4	If a Borrower fails to deliver a Selection Notice to the Agent in accordance with Clause 8.3.3 above, the relevant Term will be one month.

8.3.5
A Term for an Advance shall not extend beyond the Final Maturity Date applicable to the Facility under which the Advance has been made. Each Term for an Advance shall start on the Utilisation Date or (if already made) on the last day of its preceding Term.

8.3.6	If two or more Terms:

(A)	relate to Advances in the same currency made to the same Borrower under the same Facility; and

(B)	any Term End Dates for such Advances are the same date,
those Advances will, unless that Borrower specifies to the contrary in the Selection Notice for the next Term, be consolidated into, and treated as, a single Advance on that Term End Date.

8.4	Default interest

8.4.1
If an Obligor fails to pay any amount payable by it under this Agreement (an "overdue amount"), it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, both before and after judgment, at a rate (the "default rate") determined by the Agent to be one per cent. per annum above the higher of:

(A)	the rate on the overdue amount under Clause 8.1 (Interest rate for Advances) immediately before the due date (in the case of principal); and

(B)
the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance at the highest Margin applicable at the time in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a "Designated Term").

8.4.2	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

8.4.3
If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it reasonably selects after consultation with the Reference Banks.

8.4.4	Default interest will be compounded at three-month intervals.

8.4.5	The Agent shall notify the Parent of the duration of each Designated Term.

8.5	Notification of rates of interest

The Agent will promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

8.6	Notification

The Agent shall notify the Banks and the Borrowers of Optional Currency amounts (and the applicable Agent's Spot Rate of Exchange) promptly after they are ascertained.

9.	PAYMENTS

9.1	Place of Payment

All payments by an Obligor or a Bank under this Agreement shall be made to the Agent (in the case of a payment by a Bank) or to the US Agent (in the case of a payment by an Obligor)  to its account at such office or bank in the principal financial centre of the country of the currency concerned (or, in the case of a payment in euro, in the financial centre of the country selected by the Agent or, as the case may be, the US Agent) as it may notify to the Obligor or Bank for this purpose.

9.2	Funds

Payments under this Agreement to an Administrative Party shall be made for value on the due date at such times and in such funds as such Administrative Party may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

9.3	Distribution

9.3.1
Each payment received by an Administrative Party under this Agreement for another Party shall, subject to Clauses 9.3.2 and 9.3.3 below, be made available by such Administrative Party to that Party by payment (on the date and in the currency and funds of receipt) to its account with such bank in the principal financial centre of the country of the relevant currency (or, in the case of a payment in euro, to its account in the financial centre of a country selected by it) as it may notify to the relevant Administrative Party for this purpose by not less than five Business Days' prior notice.

9.3.2
An Administrative Party may apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

9.3.3
Where a sum is to be paid under this Agreement to an Administrative Party for the account of another Party, such Administrative Party is not obliged to pay that sum to that Party until it has established that it has actually received that sum. Such Administrative Party may, but is not obliged to, assume that the sum has been paid to it in accordance with this Agreement and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but such Administrative Party has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to such Administrative Party together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by such Administrative Party to reflect its cost of funds.

9.4	Currency

9.4.1	A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

9.4.2	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

9.4.3	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

9.4.4	Any other amount payable under this Agreement is, except as otherwise provided in this Agreement, payable in US Dollars.

9.5	Set-off and counterclaim

All payments made by an Obligor under this Agreement shall be made without set-off or counterclaim.

9.6	Non-Business Days

9.6.1
If a payment under this Agreement is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

9.6.2	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

9.7	Impaired Agent

9.7.1
If, at any time, an Administrative Party becomes an Impaired Agent and a Borrower or a Bank is required to make a payment under the Finance Documents to that Administrative Party in accordance with Clause 9.1 (Place of Payment), that Borrower or Bank may, subject to Clause 9.7.2 below, instead either pay that amount:

(A)	direct to the required recipient; or

(B)
to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the relevant Borrower or the Bank making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents.  In each case, such payments must be made on the due date for payment under the Finance Documents.

9.7.2
If a Bank has become and continues to be a Defaulting Bank and a payment is required to be made by a Borrower or a Bank in accordance with Clause 9.7.1, that Obligor or Bank will make such payment in accordance with Clause 9.7.1(B).

9.7.3	A Party which is required to make a payment in accordance with Clause 9.7.1 shall notify the required recipient of the account into which the payment is made.

9.7.4	All interest accrued on the amounts standing to the credit of a trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

9.7.5
A Party which has made a payment in accordance with this Clause 9.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

9.7.6
Promptly upon the appointment of a successor Administrative Party to an Impaired Agent in accordance with Clause 19.16 (Resignation of an Administrative Party)), each Party which has made a payment to a trust account in accordance with this Clause 9.7 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Administrative Party for distribution in accordance with Clause 9.3 (Distribution).

9.8	Partial payments

9.8.1	If an Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by an Obligor under this Agreement, such

Administrative Party shall apply that payment towards the obligations of the Obligors under this Agreement in the following order:

(A)	first, in or towards payment pro rata of any unpaid costs, fees and expenses of the Administrative Parties under this Agreement;

(B)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 20 (Fees);

(C)	thirdly, in or towards payment pro rata of any interest due but unpaid under this Agreement;

(D)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(E)	fifthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

9.8.2
The Administrative Parties, shall, if so directed by all the Banks, vary the order set out in Clause 9.8.1 above (other than Clause 9.8.1(A)).  The Administrative Parties shall notify the Parent of any such variation.

9.8.3	Clauses 9.8.1 and 9.8.2 above shall override any appropriation made by any Obligor.

9.9	Clawback

9.9.1
Where a sum is to be paid to an Administrative Party under the Finance Documents for another Party, that Administrative Party is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

9.9.2
If an Administrative Party pays an amount to another Party and it proves to be the case that Administrative Party had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Administrative Party shall on demand refund the same to the Administrative Party together with interest on that amount from the date of payment to the date of receipt by an Administrative Party, calculated by the Administrative Party to reflect its costs of funds.

9.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

9.10.1
the Agent shall consult with the Parent and shall use reasonable endeavours to agree with the Parent such changes to the operation or administration of the Facilities as the Agent may reasonably deem necessary in the circumstances;

9.10.2
the Agent may consult with the Finance Parties in relation to any changes mentioned in Clause 9.10.1 but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

9.10.3
any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 25 (Amendments and Waivers);

9.10.4
the Agent shall not be liable for any damages, costs or losses whatsoever arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 9.10 provided that any decision to act, or not to act, was taken in good faith; and

9.10.5	the Agent shall notify the Finance Parties of all changes agreed pursuant to Clause 9.10.3 above.

9.11	Relationship between Agent and US Agent

The Agent shall notify the US Agent of the details of all relevant payments (whether of principal, interest or fees) due to the Parties under this Agreement.

10.	TAXES

10.1	Gross-up

All payments by an Obligor under the Finance Documents shall be made free and clear of and without deduction for or on account of any taxes, except to the extent that the Obligor is required by law to make payment subject to any taxes or such deduction is a FATCA Deduction.  Subject to Clauses 10.3 (Qualifying Banks) and 10.7 (US Borrower), if any tax or amounts in respect of tax (other than a FATCA Deduction) must be deducted from any amounts payable or paid by an Obligor, or paid or payable by the Agent or the US Agent to a Finance Party under the Finance Documents, the Obligor shall pay such additional amounts as may be necessary to ensure that the relevant Finance Party receives a net amount equal to the full amount which it would have received had payment not been made subject to tax. The Parent shall upon becoming aware that an Obligor must make such deduction (or that there is any change in the rate or the basis of such a deduction) notify the Agent accordingly. Similarly, a Bank shall notify the Agent on becoming so aware in respect of a payment payable to that Bank (and if the Agent receives such notification it shall notify the Parent).

10.2	Tax receipts

All taxes required by law to be deducted or withheld by an Obligor from any amounts paid or payable under the Finance Documents shall be paid by the relevant Obligor when due and the Obligor shall, within 15 days of the payment being made, deliver to the Agent for the relevant Bank evidence satisfactory to that Bank (including any relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

10.3	Qualifying Banks

If:

10.3.1	on the Signing Date, any Bank which is a Party on the Signing Date is not a Qualifying Bank; or

10.3.2
after the Signing Date, a Bank ceases to be a Qualifying Bank, other than as a result of the introduction, suspension, withdrawal or cancellation of, or change in, or change in the official interpretation, administration or official application of, any law, regulation having the force of law, tax treaty or any published practice or published concession of Her Majesty's Revenue & Customs or any other relevant taxing or fiscal authority in any jurisdiction with which the relevant Bank has a connection, occurring after the Signing Date or, if later, the date on which that Bank becomes a Party; or

10.3.3	on the date of any assignment, transfer or novation under Clause 26 (Changes to the Parties) a New Bank (as such term is defined in that Clause) is not a Qualifying Bank,

then no UK Resident Borrower shall be liable to pay to that Bank under Clause 10.1 (Gross-up) any amount in respect of taxes levied or imposed by the UK or any taxing authority of or in the UK in excess of the amount (if any) it would have been obliged to pay if that Bank had been, or had not ceased to be, a Qualifying Bank.

10.4	Tax Credit

10.4.1
If an Obligor makes a payment pursuant to Clause 10.1 (Gross-up) for the account of any Finance Party and such Finance Party has received or been granted a credit against, or relief or remission or repayment of, any tax paid or payable by it (a "Tax Credit") which is attributable to that payment or the corresponding payment under the Finance Document such Finance Party shall, to the extent that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Obligor concerned such amount as the Finance Party shall have reasonably determined to be attributable to such payments and which will leave the Finance Party (after such payment) in no better or worse position than it would have been if the Obligor concerned had not been required to make any deduction or withholding.

10.4.2
Nothing in this Clause 10.4 shall interfere with the right of a Finance Party to arrange its tax affairs in whatever manner it thinks fit and without limiting the foregoing no Finance Party shall be under any obligation to claim a Tax Credit or to claim a Tax Credit in priority to any other claims, relief, credit or deduction available to it.  No Finance Party shall be obliged to disclose any information relating to its tax affairs or any computations in respect thereof. Unless it would in a Bank's reasonable judgement be prejudicial to its interests, such Bank shall seek any Tax Credit available to it consequent upon any deductions or withholdings for tax being made from any payment to it under Clause 10.1 (Gross-up).

10.5	Borrower DTTP Filing

10.5.1
If a Bank holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to this Agreement, it shall, or the Agent shall (if notified by the Bank) on its behalf, notify the Parent in accordance with the provisions of Clause 32 (Notices) that the relevant Bank wishes the scheme to apply and provide that Bank's scheme reference number and jurisdiction of tax residence within five Business Days of becoming a Party to this Agreement.

10.5.2
Each Bank which wishes the HMRC DT Treaty Passport scheme to apply to this Agreement shall promptly provide such further information (directly to an Obligor or via the Agent) as an Obligor may request in order to enable the Obligor to make a Borrower DTTP Filing.

10.5.3
If a Borrower had received authority from HM Revenue & Customs to make payments to that Bank without deduction for or on account of tax as a result of a Borrower DTTP Filing, but as a result of (i) a withdrawal or expiry of that authority; or (ii) a withdrawal or cessation of the DTTP passport scheme due to any change in law or change in practice of HM Revenue & Customs, it is no longer possible for that Borrower to make payments to the Bank without deduction for or on account of tax by virtue of that authority, and the Borrower has notified that Bank in writing, that Bank and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make payment without deduction for or on account of tax.

10.6	FATCA

10.6.1
Each Party may make any FATCA Deduction and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

10.6.2
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) in respect of an Advance made to an Obligor that is not a US Person, notify the Party to whom it is making payment and, in addition, shall notify the Parent, the Agent and the other Finance Parties.

10.6.3
Subject to Clause 10.6.4 below, each Party shall, within ten Business Days of a reasonable request by another Party, confirm to that other Party whether it is entitled to receive payments under the Finance Documents free from any deduction or withholding required by FATCA (hereafter referred to as "FATCA Exempt") or is not so entitled, and shall supply to that other Party such forms, documentation and other information relating to its status under FATCA (including information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests and is necessary for the purposes of that other Party’s compliance with FATCA or any other exchange of information regime (provided that the necessity of such request is reasonably evidenced to the satisfaction of the Party to whom the request is made (acting reasonably)).  If a Party confirms to another Party pursuant to this Clause that it is FATCA Exempt and it subsequently becomes aware that it is not, or has ceased to be FATCA Exempt, that Party shall promptly notify that other Party.

10.6.4
Clause 10.6.3 above shall not oblige a Finance Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality.

10.6.5
If a Finance Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.6.3 above (including, for the avoidance of doubt, where Clause 10.6.4 above applies), then if that Finance Party failed to confirm whether it is (and/or remains) FATCA Exempt then such Finance Party shall be treated for the purposes of this Agreement as if it is not FATCA Exempt until such time as the Finance Party provides the requested confirmation, forms, documentation or other information.

10.7	US Borrower

10.7.1
Without prejudice to the generality of the foregoing, any Finance Party that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Finance Document shall deliver to the Agent or the relevant Obligor, at the time or times reasonably requested by the Agent or any Obligor, such properly completed and executed documentation reasonably requested by the Agent or such Obligor as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Finance Party, if reasonably requested by the Agent or any Obligor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Agent or such Obligor as will enable the Agent or such Obligor to determine whether or not such Finance Party is subject to backup withholding or information reporting requirements.  This Clause 10.7.1 shall not require any Finance Party to provide to the Agent or any Obligor any documentation if it would result in a breach of any applicable law or regulation, any fiduciary duty or any duty of confidentiality (other than any such documentation required to be provided under Clause 10.7.2 or Clause 10.7.3).  Any taxes attributable to a Finance Party’s failure to comply with this Clause 10.7.1 shall be considered excluded from the gross-up provided in Clause 10.1.

10.7.2	Without limitation to the generality of the foregoing, each Finance Party that is a US Person shall:

(A)	on or prior to the Signing Date (or, if it becomes a Finance Party after such date, on the date it becomes a Finance Party); or

(B)	otherwise, from time to time thereafter as reasonably requested by the Agent or any Obligor (but only so long as such Finance Party is lawfully able to do so),

provide the Agent and the relevant Obligor with one copy of a properly completed and duly executed Internal Revenue Service Form W-9 (or any successor or other form prescribed by the Internal Revenue Service) certifying that such Finance Party is a US Person and is not subject to US backup withholding on payments made by an Obligor that is a US Person to such Finance Party under any Finance Document.

10.7.3
Without limitation to the generality of the foregoing, each Finance Party that is not a US Person shall: (i) on or prior to the Signing Date (or, if it becomes a Finance Party after such date, on the date it becomes a Finance Party); or (ii) otherwise, from time to time thereafter as reasonably requested by the Agent or any Obligor (but only so long as such Finance Party is lawfully able to do so):

(A)
in the case of a Finance Party claiming the benefits of an exemption from or a reduction in US federal withholding tax pursuant to a double taxation agreement between the United States and the jurisdiction of which such Finance Party is or is treated as a resident, provide the Agent and the relevant Obligor with one copy of a properly completed and duly executed Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor or other form prescribed by the Internal Revenue Service), certifying that such Finance Party is exempt from or entitled to a reduced rate of US federal withholding tax under an applicable double taxation agreement or treaty on payments made by an Obligor that is a US Person to such Finance Party under any Finance Document;

(B)
in the case of a Finance Party claiming the benefits of an exemption from US federal withholding tax because payments otherwise subject to such withholding tax made by an Obligor that is a US Person are effectively connected with such Finance Party’s conduct of a trade or business within the United States, provide the Agent and the relevant Obligor with one copy of a properly completed and duly executed Internal Revenue Service Form W-8ECI (or any successor or other form prescribed by the Internal Revenue Service) certifying that such payments are effectively connected with the conduct of a trade or business within the United States;

(C)
in the case of a Finance Party claiming the benefits of the exemption from US federal withholding tax pursuant to Section 881(c) of the Code with respect to payments of “portfolio interest” made by an Obligor that is a US Person to such Finance Party under any Finance Document, provide the Agent and the relevant Obligor with:

(1)
a certificate to the effect that such Finance Party is: (i) not a “bank” (within the meaning of Section 881(c)(3)(A) of the Code); (ii) not a 10-percent shareholder of any Obligor (within the meaning of Section 881(c)(3)(B) of the Code); and (iii) not a controlled foreign corporation related to any Obligor (as such term is described in Section 881(c)(3)(C) of the Code); and

(2)
one copy of a properly completed and duly executed Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor or other form prescribed by the Internal Revenue Service), certifying that such Finance Party is not a US Person; or

(D)
in the case of a Finance Party that is a foreign intermediary or foreign flow-through entity for US federal income tax purposes, provide the Agent and the relevant Obligor with one copy of a properly completed and duly executed Internal Revenue Service Form W-8IMY (or any successor or other form prescribed by the Internal Revenue Service) as a basis for claiming an exemption from or a reduction in US federal withholding tax on payments made by the relevant Obligor that is a US Person to such Finance Party under any Finance Document, together with any supplementary information such Finance Party is required to transmit with such form and, in the case of a nonqualified intermediary that is a Finance Party or a non-withholding Finance Party that is a foreign flow-through entity, with respect to each beneficiary or member of such Finance Party, one copy of the forms or certificates described in paragraphs (A), (B) or (C) above of this Clause 10.7.3, as applicable.

10.7.4
If a Finance Party fails to provide the Agent or the relevant Obligor with the appropriate Internal Revenue Service form or, if applicable, the certificate, each as described above and each being properly completed and duly executed, or to update them as requested (other than if the failure to furnish such form or certificate is due to a change in law, or in the interpretation or application thereof, occurring after the date on which the form or certificate originally was required to be provided or if such form, certificate or other document otherwise is not required under Clause 10.7.1, 10.7.2 or 10.7.3), US backup withholding tax and US federal withholding tax, in each case, imposed on any amount paid by (or on account of) an Obligor that is a US Person under any Finance Document shall be considered excluded from the gross-up provided in Clause 10.1 by reason of such failure unless and until such Finance Party provides the appropriate Internal Revenue Service form or certificate that is properly completed and duly executed establishing (A) an exemption from US backup withholding tax and (B) a complete exemption from, or a reduction of, US federal withholding tax on such amount, whereupon US federal withholding tax at such reduced rate only (to the extent a complete exemption is not available to such Finance Party) shall be considered excluded from such gross-up for periods governed by such form and certificate.  If any Internal Revenue Service form provided by a Finance Party pursuant to this Clause 10.7.4 at the time such Finance Party first becomes a Finance Party hereunder, or when it first provides such form, indicates a US federal withholding tax rate in excess of zero in respect of any amount paid by (or an account of) the relevant Obligor that is a US Person to such Finance Party under any Finance Document, US federal withholding tax imposed on such amount at such rate shall be considered excluded from the gross-up provided in Clause 10.1 unless and until such Finance Party provides the appropriate form certifying that a lesser rate applies, whereupon US federal withholding tax at the lesser rate only shall be considered excluded from the gross-up for periods governed by such form; provided, however, that if at the date a New Bank becomes a party to this Agreement or any other Finance Document, the applicable transferor Existing Bank was entitled to payments under Clause 10.1 in respect of US federal withholding tax in connection with any amount paid at such date, then, to that extent, the payments under Clause 10.1 shall include an amount of US federal withholding tax applicable with respect to such transferor Existing Bank on such date.

10.7.5
On or prior to the Signing Date (and from time to time thereafter as reasonably requested by any Obligor), the US Agent shall provide to any Obligor that is a US Person a properly completed and duly executed Internal Revenue Service Form W-9.

11.	MARKET DISRUPTION

11.1	Market disturbance

Notwithstanding anything to the contrary herein contained, if and each time that prior to or on a Utilisation Date relative to an Advance to be made:

11.1.1	only one or no Reference Bank supplies a rate for the purposes of determining LIBOR or EURIBOR (as the case may be); or

11.1.2
the Agent is notified by Banks whose Commitments represent 25 per cent. or more of the Total Commitments that deposits in the currency of that Advance are not in the ordinary course of business available in the London Interbank Market for a period equal to the Term concerned in amounts sufficient to fund their participations in that Advance; or

11.1.3
the Agent is notified by Banks whose Commitments represent 25 per cent. or more of the Total Commitments that by reason of circumstances affecting the London Interbank Market generally, adequate and fair means do not exist for ascertaining the LIBOR or EURIBOR (as the case may be) applicable to such Advance during its Term or LIBOR or EURIBOR (as the case may be) does not adequately represent the cost of funding to the Banks, the Agent shall promptly give written notice of such circumstance (in respect of Clause 11.1.1) or notification to the Parent and to each of the Banks.

11.2	Alternative Rates

If the Agent gives a notice under Clause 11.1 (Market disturbance):

11.2.1	the Parent and the Banks may (through the Agent) agree that the Advances concerned shall not be borrowed; or

11.2.2	in the absence of such agreement:

(A)	the Term of the Advances concerned shall be one month;

(B)	in the case of Clause 11.1.2, the Advance shall be denominated in US Dollars in an amount equal to the Original US Dollar Amount of the Advance concerned; and

(C)
during the Term of each Advance the rate of interest applicable to such Advance shall be the applicable Margin plus the rate per annum notified by each Bank concerned to the Agent before the relevant Term End Date to be that which expresses as a percentage rate per annum the cost to such Bank of funding such Advances from whatever sources it may reasonably select.

11.3	Non-availability of currency

If any Bank notifies the Agent before 10.00 a.m. (London time) on the Business Day prior to the proposed Utilisation Date of an Advance to be denominated in an Optional Currency that it is unable for any reason to fund its participation in such Advance in the Optional Currency concerned, the Agent shall notify the Parent and such Bank shall make its participation in the Advance available in US Dollars for the period in question.

11.4	Change in circumstances

If before 9.00 a.m. (London time) on the proposed Utilisation Date in respect of an Advance which is to be denominated in an Optional Currency, there occurs any change in national or international financial, political or economic conditions, currency availability, currency exchange rates or exchange controls, which in the opinion of the Agent renders the making of the Advance in such currency impracticable:

11.4.1	the Agent shall give notice to each of the Banks and the Parent to that effect as soon as practicable but in any event before 11.00 a.m. (London time) on the proposed Utilisation Date;

11.4.2	unless the Parent and the Banks agree otherwise, the Advance shall be made in US Dollars and the Rate Fixing Day for the Term of the Advance shall be the Utilisation Date; and

11.4.3	the relevant Borrower shall pay to the US Agent on behalf of the Bank any amount claimed in accordance with Clause 23.2 (Other indemnities).

11.5	Change in currency

11.5.1	If more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(B)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent acting reasonably.

11.5.2
If any change in any currency of a country occurs, this Agreement will be amended to the extent the Agent specifies to be necessary to reflect the change in the currency and to put the Finance Parties in the same position, so far as possible, that they would have been in if no change in currency had occurred.

12.	INCREASED COSTS

12.1	Increased costs

12.1.1
Subject to Clause 12.3 (Exceptions), the Borrowers shall forthwith on demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it or any of its holding companies as a result of any change in or change in the interpretation of or introduction of any law or regulation (including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control introduced by any central bank or other competent authority), or reduce or repay that Finance Party's commitments or outstandings without penalty.

12.1.2	In this Agreement, "increased cost" means:

(A)	an additional cost incurred by a Finance Party or any of its holding companies as a result of it performing, maintaining or funding its obligations under, this Agreement; or

(B)
that portion of an additional cost incurred by a Finance Party or any of its holding companies in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Advances made or to be made by it under this Agreement as is attributable to it making, funding or maintaining its Advances; or

(C)	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital (or the capital of any of its holding companies); or

(D)
the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

12.2	Increased costs claim

12.2.1
A Finance Party intending to make a claim pursuant to Clause 12.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

12.2.2
Each Finance Party shall, as soon as practicable after a demand by the Agent or the Parent, provide a certificate confirming the amount of its increased costs, detailing the calculation of the claim and confirming that it has considered whether there are any reasonable steps available to it to mitigate the circumstances of such claim in accordance with Clause 13.2 (Mitigation) and there are no such steps available to it.

12.3	Exceptions

Clause 12.1 (Increased costs) does not apply to any increased cost:

12.3.1
attributable to any tax or amounts in respect of tax which must be deducted from any amounts payable or paid by a Borrower, or paid or payable by the Agent or the US Agent, to a Finance Party under the Finance Documents;

12.3.2
which is, or is attributable to, any tax on the overall net income, profits or gains of a Finance Party or any of its holding companies (or the overall net income, profits or gains of a division or branch of the Finance Party or any of its holding companies) or any branch profit tax with respect to such division or branch;

12.3.3	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation; or

12.3.4	attributable to a FATCA Deduction required to be made by a Party.

13.	ILLEGALITY AND MITIGATION

13.1	Illegality

If it becomes unlawful in any jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Advance or it becomes unlawful for any Affiliate of a Bank for that Bank to do so, then the Bank may notify the Parent through the Agent accordingly and thereupon:

13.1.1
each Borrower shall, upon request from that Bank within the period allowed or if no period is allowed, forthwith, repay any Advances made to it by that Bank together with all other amounts payable by it to that Bank under this Agreement; and

13.1.2	the Bank's Commitment shall be cancelled.

13.2	Mitigation

Notwithstanding the provisions of Clauses 10 (Taxes), 12 (Increased Costs) and 13.1 (Illegality), if in relation to a Finance Party circumstances arise which would result in:

13.2.1	any deduction, withholding or payment of the nature referred to in Clause 10 (Taxes); or

13.2.2	any increased cost of the nature referred to in Clause 12 (Increased Costs); or

13.2.3	a notification pursuant to Clause 13.1 (Illegality),

then without in any way limiting, reducing or otherwise qualifying the rights of such Finance Party, such Finance Party shall promptly upon becoming aware of the same notify the Agent thereof (whereupon the Agent shall promptly notify the Parent) and such Finance Party shall use reasonable endeavours to transfer its participation in the Facilities and its rights hereunder and under the Finance Documents to another financial institution or Facility Office not affected by the circumstances having the results set out in Clauses 13.2.1 to 13.2.3 above and shall otherwise take such reasonable steps as may be open to it to mitigate the effects of such circumstances provided that such Finance Party shall not be under any obligation to take any such action if, in its reasonable opinion, to do so would or would be likely to have a material adverse effect upon its business, operations or financial condition or would involve it in any unlawful activity or any activity that is contrary to its policies or any request, guidance or directive of any competent authority (whether or not having the force of law) or (unless indemnified to its satisfaction) would involve it in any significant expense or tax disadvantage.

14.	GUARANTEE

14.1	Guarantee

The Guarantor irrevocably and unconditionally:

14.1.1	guarantees to each Finance Party prompt performance by each Borrower of all its obligations under the Finance Documents;

14.1.2
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall forthwith on demand by the Agent pay that amount as if the Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

14.1.3	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.

14.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

14.3	Reinstatement

14.3.1
Where any discharge, release or arrangement (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this Clause 14 shall continue as if the discharge or arrangement had not occurred (but only to the extent that such payment, security or other disposition is avoided or restored).

14.3.2	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

14.4	Waiver of defences

The obligations of the Guarantor under this Clause 14 will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 14 or prejudice or diminish those obligations in whole or in part, including, without limitation, (whether or not known to it or any Finance Party):

14.4.1	any time or waiver granted to, or composition with, any Borrower or other person;

14.4.2
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

14.4.3	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

14.4.4
any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 14 shall include each variation or replacement;

14.4.5
any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that the Guarantor's obligations under this Clause 14 shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

14.4.6
any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this Clause 14 be construed as if there were no such circumstance.

14.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 14. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

14.6	Appropriations

Until all amounts which may be or become payable by the Borrowers to it under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

14.6.1
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

14.6.2	hold in an interest bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 14.

14.7	Non-competition

Until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 14:

14.7.1
be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Guarantor's liability under this Clause 14;

14.7.2	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

14.7.3	receive, claim or have the benefit of any payment, distribution or security from or on account of any Borrower, or exercise any right of set-off as against any Borrower.

The Guarantor shall hold on trust for and forthwith pay or transfer to the US Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 14.7.

14.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 15 to each Finance Party (but in the case of an Obligor other than the Parent only in respect of itself).

15.2	Status

It is a duly incorporated and validly existing corporation under the laws of the jurisdiction of its incorporation.

15.3	Powers and authority

It has the power to enter into, or, as the case may be, to comply with, and be bound by all obligations expressed on its part under the Finance Documents and (in the case of a Borrower) to borrow under this Agreement and (in the case of the Guarantor) to give the guarantee in Clause 14 (Guarantee) and has taken all necessary actions to authorise (in the case of a Borrower) borrowings under this Agreement and (in the case of the Guarantor) the giving of the guarantee in Clause 14 (Guarantee) and to authorise the execution, delivery and performance of the Finance Documents.

15.4	Non-conflict

The execution, delivery and performance of the Finance Documents will not violate any provisions of any existing law or regulation or statute applicable to it or of any mortgage, contract or other undertaking to which it is a party or which is binding upon its assets.

15.5	Borrowing limits

Borrowings under this Agreement up to and including the maximum amount available under this Agreement will not when borrowed cause any limit on borrowings or, as the case may be, on the giving of guarantees (whether imposed by statute, regulation, agreement or otherwise), or on the powers of its board of directors, applicable to it to be exceeded.

15.6	Authorisations

All relevant consents or authorisations of any governmental authority or agency required by it in connection with the execution, validity, performance or enforceability of the Finance Documents have been obtained and are subsisting.

15.7	Pari passu

Its obligations under the Finance Documents constitute its legal, valid and binding unsecured and unsubordinated obligations ranking (subject to the preference of certain obligations in the liquidation, bankruptcy or other analogous proceedings in respect of it by operation of applicable law) pari passu with all its other unsecured and unsubordinated obligations.

15.8	Litigation

Save in respect of legal or arbitration proceedings disclosed in the last published annual audited or interim unaudited consolidated financial statements of the Parent or disclosed by the Parent to the Agent in writing on or before the Signing Date, (i) no liability has arisen in relation to any legal or arbitration proceedings involving any member of the Group which will require a provision to be made in the next published consolidated financial statements of the Parent and, in the reasonable judgement of the board of directors of the Parent, will have a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents; and (ii) to the best of the knowledge of the Obligors, no actions or investigations by any governmental or regulatory agency are ongoing against any of the Obligors in relation to an alleged breach of any Anti-Bribery and Corruption Laws or Anti-Money Laundering Laws.

15.9	Material adverse change

There has been no material adverse change in the financial condition of the Group (taken as a whole) since the last audited consolidated financial statements of the Group, which in the reasonable judgement of the board of directors of the Parent has had or will have a material adverse effect on the Obligors' ability (taken as a whole) to perform their obligations under the Finance Documents.  This Clause 15.9 does not apply to matters covered by Clause 15.8 (Litigation).

15.10	Accounts

The most recent audited consolidated profit and loss account and balance sheet of the Parent which have been or are to be delivered to the Agent together with the notes thereto give a true and fair view of the results of the operations of the Parent and its Subsidiaries for the period to which they relate and, as the case may be, the financial position of the Parent and its Subsidiaries as at the date to which they relate and have been prepared in accordance with GAAP consistently applied.

15.11	Sanctions and Anti-Bribery and Corruption

15.11.1
None of the Obligors nor, to the best of the knowledge of the Obligors, any director, officer, agent, employee or affiliate of the Obligors (i) are currently subject to any sanctions administered by OFAC or any equivalent sanctions administered by the European Union or HM Treasury; or (ii) has engaged in any activity which would breach the Anti-Bribery and Corruption Laws or Anti-Money Laundering Laws.

15.11.2	Each of the Obligors have in place and will enforce policies and procedures designed to ensure compliance with the Anti-Bribery and Corruption Laws and Anti-Money Laundering Laws.

15.12	No Event of Default

No Event of Default has occurred and is continuing.

15.13	Investment company status
No US Borrower is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

15.14	ERISA and Multiemployer Plans
All US Borrowers and their ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations thereunder with respect to each Employee Plan, except for instances of non-compliance that would not reasonably be expected to result in a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.  No ERISA Events have occurred, except as would not reasonably be likely to result in a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.

15.15	Times for making representations and warranties

The representations and warranties set out in this Clause 15:

15.15.1	are made on the Signing Date;

15.15.2
(except for Clause 15.8 (Litigation), Clause 15.9 (Material adverse change), Clause 15.10 (Accounts), Clause 15.11 (Sanctions) and Clause 15.14 (ERISA and Multiemployer Plans)) in the case of an Obligor which becomes a Party after the Signing Date, are deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement; and

15.15.3
(except for Clause 15.8 (Litigation), Clause 15.9 (Material adverse change), Clause 15.11 (Sanctions) and Clause 15.14 (ERISA and Multiemployer Plans)) are deemed to be repeated by each Obligor with reference to the facts and circumstances then existing on:

(A)	the date of each Request;

(B)	each Utilisation Date; and

(C)	the first day of each Term,

in each case in respect of any Advance.

15.15.4
(except for Clause 15.8 (Litigation), Clause 15.9 (Material adverse change), Clause 15.11 (Sanctions) and Clause 15.14 (ERISA and Multiemployer Plans)) are deemed to be repeated by each Obligor with reference to the facts and circumstances then existing on each date on which the Facility A Final Maturity Date and Facility B Final Maturity Date is extended in accordance with Clause 2.4 (Extension Option).

16.	UNDERTAKINGS

16.1	Duration

The undertakings in this Clause 16 will remain in force from the Signing Date for so long as any amount is or may be outstanding under this Agreement or any Commitment is in force.

16.2	Financial information

Each Obligor shall supply to the Agent in sufficient copies for all the Banks:

16.2.1	as soon as the same are publicly available (and in any event within 180 days of the end of each of its financial years):

(A)	in the case of the Parent, its audited consolidated financial statements for that financial year; and

(B)	in the case of each other Obligor, its audited statutory accounts for that financial year; and

16.2.2
as soon as the same are publicly available (and in any event within 90 days of the end of the first half-year of each of its financial years) in the case of the Parent, its interim unaudited consolidated financial statements for that half-year.

16.3	Information - Miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Banks if the Agent so requests):

16.3.1
all documents despatched by it to its shareholders (or any class of them) or its creditors generally (or any class of them) in relation to it or its Subsidiaries at the same time as they are despatched;

16.3.2	promptly upon becoming aware of them, details of any legal or arbitration proceedings of the kind referred to in Clause 15.8 (Litigation); and

16.3.3
as soon as reasonably practicable, such further information in the possession or control of the Parent regarding its financial condition, business or operations as the Agent may reasonably request unless such information is, in the sole opinion of the Parent, confidential or price sensitive (acting in good faith).

16.4	Notification of Default

The Parent shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of it.

16.5	Authorisations

Each Obligor shall promptly:

16.5.1	comply with the terms of each Finance Document to which it is a party; and

16.5.2
obtain and maintain, and, if requested, supply certified copies to the Agent of, any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document to which it is a party.

16.6	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations (subject to the preference of certain obligations in the liquidation, bankruptcy or other analogous proceedings in respect of it by operation of applicable law).

16.7	Negative pledge

No Obligor shall create or permit to subsist any Security Interest on any of its assets except for any Security Interest:

16.7.1
to secure any excise or import taxes or duties, tobacco taxes or sales or goods and services taxes owed to, or industrial grants made by, any state, government, political sub-division or international organisation, or any agency, authority, instrumentality or body of any thereof or any regulatory authority; or

16.7.2	created or arising with the prior written approval of the Majority Banks; or

16.7.3	created or arising out of retention of title provisions or a conditional sale in respect of goods acquired by an Obligor in the ordinary course of business; or

16.7.4	which is a lien or other Security Interest arising in the ordinary course of business consistent with past practice and not securing Borrowings; or

16.7.5
over assets or revenues acquired after the Signing Date and existing on the date of such acquisition and not created in contemplation thereof provided the aggregate principal amount secured thereby at the date of acquisition is not exceeded; or

16.7.6
the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Group; or

16.7.7	constituted by netting, set-off or cash collateral arrangements in relation to swaps or other derivative agreements in the ordinary course of its business; or

16.7.8
arising under arrangements in connection with the participation in or trading on or through any clearing system or investment, commodities or stock exchange where the Security Interest arises in the ordinary course of business under the rules or normal procedures or legislation governing such system or exchange; or

16.7.9
on Margin Stock or otherwise over securities, derivatives or commodities, in respect of the acquisition cost of securities, derivatives or commodities owed to a dealer therein or an agent for the purchase thereof where such cost falls to be paid within 180 days of being incurred; or

16.7.10	arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs; or

16.7.11
which is to renew, extend or replace a Security Interest permitted by this Clause 16.7 if the principal amount secured is not thereby exceeded and such permitted Security Interest is discharged or released within three months of the creation of the replacement Security Interest; or

16.7.12	created by it in favour of another Obligor, or

16.7.13	over cash or cash equivalents covering Defeased Borrowings; or

16.7.14
created by or arising out of any Obligor provided the aggregate principal, capital or nominal amount secured by all such Security Interests does not exceed £400,000,000 or its equivalent in other currencies at any one time.

16.8	Disposals

The Parent shall not, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of all or substantially all of its assets (save for the purposes of an amalgamation, reconstruction or corporate reorganisation, the terms of which have been approved by the Majority Banks).

16.9	Change of business

The Group taken as a whole shall not change to a material extent the nature of the businesses carried on by the Group as at the Signing Date.

16.10	Insurance

The Parent will procure that each member of the Group will effect and maintain such insurance over and in respect of its respective assets and business and in such a manner and to such extent as is reasonable and customary for a business enterprise engaged in the same or a similar business and in the same or similar localities.

16.11	Environmental undertakings

16.11.1
Each Obligor will not, and the Parent will procure that no member of the Group will, other than when duly licensed by the appropriate regulatory authorities, use, generate, store, handle, transport, dump, release, deposit, bury, emit, abandon or place any Dangerous Substance at, on, from or under any property which it owns or occupies if to do so will have a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.

16.11.2
Each Obligor will, and the Parent will procure that each member of the Group will, comply in all respects (consistently with the manner in which similar businesses operating in the relevant jurisdiction comply) with:

(A)	all applicable Environmental Laws; and

(B)	the terms of all Environmental Approvals necessary for the ownership and operation of its facilities and businesses as owned and operated from time to time,

if failure to do so will have a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.

16.12	Sanctions and Anti-Bribery and Corruption

Each Obligor will ensure that the proceeds of any Advance will not directly or indirectly be lent, contributed or otherwise made available to any person or entity (whether or not related to any Obligor) for (i) the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any equivalent sanctions administered by the European Union or HM Treasury; or (ii) for any purpose that would breach the Anti-Bribery and Corruption Laws or Anti-Money Laundering Laws.

16.13	Margin Stock

None of the Advances will be used by any of the Obligors (i) to directly or indirectly purchase or carry any Margin Stock; (ii) to refinance any Borrowings originally incurred for any such purpose; or (iii) for any other purpose or in any other manner that, in each case, would violate (including on the part of any Finance Party) any provision of Regulation U or X of the Board of Governors of the Federal Reserve System of the United States.

17.	FINANCIAL COVENANT

17.1	Definitions

17.1.1	In this Clause 17:

"Associates and Joint Ventures" means entities (other than a subsidiary or a joint operation) in which any member of the Group has a participating interest and exercises significant influence or joint control, respectively, and which are equity accounted in accordance with IAS 28.

"EBITDA" means, in respect of any Ratio Period, the aggregate of:

(A)	the consolidated profit for the period of the Group, including results from discontinued operations and the Group’s share of the post-tax results of Associates and Joint Ventures;

adjusted by:

(B)	adding back net finance costs and taxation for the period (including net finance costs and taxation included within Associates and Joint Ventures);

(C)	taking no account of any adjusting items (as such term is used in the most recent consolidated financial statements of the Parent), including (but not restricted to) gains or losses arising on:

(1)	restructurings of the activities of an entity and reversals of any provisions for the costs of restructuring;

(2)	disposals of non-current assets, including the disposal of net assets associated with discontinued operations;

(3)	amortisation of trademarks and similar items;

(4)	adjusting items of Associates and Joint Ventures;

(D)	taking no account of any income or charge attributable to a defined benefit pensions scheme other than the current service costs on plan liabilities attributable to the scheme;

(E)
adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period, unless already adjusted for under (C) above; and

(F)	including interest and dividend income of the Group,

all as determined by reference to the most recent consolidated financial statements of the Parent delivered pursuant to Clause 16.2 (Financial information) or other relevant information, where applicable.

"Interest Payable" means, in respect of any Ratio Period, all interest, discount and acceptance commission, commitment fees and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) or treated for accounting purposes as interest, incurred by the Group and net of guarantee fees paid to any member of the Group by lenders as represented by the Interest Payable account line of the notes to the published accounts.

"Ratio Period" means each twelve month period ending on the date to which the latest annual or interim semi-annual consolidated financial statements of the Group were prepared: the first such date shall be 30 June 2017.

17.1.2
All amounts defined by the terms used in Clause 17.1.1 above are to be calculated in accordance with EU-endorsed IFRS, where applicable and as applied to each set of audited annual consolidated financial statements of the Group delivered under Clause 16.2 (Financial information).  For the purposes of Clause 17.1.1 above, amounts in currencies other than Sterling shall be translated into Sterling at the rates used in the latest audited annual consolidated financial statements of the Group.

17.1.3	If there is a dispute as to any interpretation of or computation for this Clause 17, the interpretation or computation of the auditors for the time being of the Parent will prevail.

17.2	Interest Cover Ratio

The Parent shall procure that for each Ratio Period the ratio of EBITDA to Interest Payable shall not be less than 4.5:1.

18.	DEFAULT

18.1	Events of Default

Each of the events set out in Clauses 18.2 (Non-payment) to Clause 18.13 (Guarantee) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

18.2	Non-payment

An Obligor does not pay, within five Business Days of the due date, any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable.

18.3	Breach of other obligations

18.3.1	An Obligor does not comply with Clause 17 (Financial Covenant).

18.3.2
An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 18.3.1 above or in Clause 18.2 (Non-payment)) and such failure (if capable of remedy before the expiry of such period) continues un-remedied for a period of 30 days from the earlier of the date on which (i) an Obligor becomes aware of the failure to comply or (ii) the Agent gives notice to the Parent requiring the same to be remedied.

18.4	Misrepresentation

A representation, warranty or statement made or deemed to be repeated by any Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any respect which is material in the context of this Agreement when made or deemed to be made or repeated.

18.5	Cross-default

Any other Borrowed Moneys Indebtedness of an Obligor becomes due and repayable by reason of an event of default (howsoever described) prior to its stated date of payment or any other Borrowed Moneys Indebtedness of an Obligor is not paid within the longer of seven days of its due date or any applicable grace period therefor (and for such purpose there shall be deemed to be a grace period of not less than seven days in respect of any obligation under any guarantee or indemnity or otherwise as surety), provided that no such event shall constitute an Event of Default unless the Borrowed Moneys Indebtedness either:

18.5.1	in any particular case amounts to at least £50,000,000 or the equivalent thereof in any other currency; or

18.5.2	when aggregated with other Borrowed Moneys Indebtedness then so due and repayable or not so paid amounts to at least £200,000,000 or the equivalent thereof in any other currency.

18.6	Insolvency

18.6.1
An Obligor is, or is deemed for the purposes of any law to be unable to pay its debts as they fall due or to be insolvent (except by reason of the failure to pay individual liability not exceeding US$10,000,000 or its equivalent in any other currency), or admits inability to pay its debts as they fall due; or

18.6.2
an Obligor suspends making payments on all or any class of its debt or announces an intention to do so, or a moratorium (other than a general governmental moratorium affecting foreign currency or exchange controls) is declared in respect of any of its indebtedness; or

18.6.3	an Obligor, by reason of financial difficulties, begins negotiations with its creditors generally or any class of them with a view to the readjustment or rescheduling of any of its indebtedness.

18.7	Insolvency proceedings

18.7.1
Any formal voluntary step commencing legal proceedings (including petition or convening a meeting) is taken by an Obligor (other than a US Debtor) with a view to a composition, assignment or arrangement with any class of creditors of an Obligor (other than a US Debtor); or

18.7.2
a meeting of an Obligor (other than a US Debtor) is convened by its directors or secretary for the purpose of considering any resolution for (or to petition for) its winding-up or for its administration or any such resolution is passed; or

18.7.3	any person presents a petition for the winding-up or for the administration of an Obligor (other than a US Debtor) and the petition is not discharged or stayed within 21 days; or

18.7.4	an order for the winding up or administration of an Obligor (other than a US Debtor) is made.

18.8	Appointment of receivers and managers

18.8.1
Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of an Obligor (other than a US Debtor) or all or substantially all of its assets and, only in the case of the appointment of a judicial custodian, compulsory manager or receiver, is not discharged within 21 days; or

18.8.2
the directors of an Obligor (other than a US Debtor) request the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like in respect of itself.

18.9	Creditors' process

Any attachment, sequestration, distress or execution affects any material asset of an Obligor and is not discharged within 21 days.

18.10	Analogous proceedings

There occurs, in relation to an Obligor any event anywhere which corresponds with any of those mentioned in Clauses 18.6 (Insolvency) to 18.9 (Creditors' process) (both inclusive).

18.11	US Bankruptcy Law

Any of the following occurs in respect of a US Debtor:

18.11.1	it makes a general assignment for the benefit of creditors;

18.11.2	it commences a voluntary case or proceeding under any US Bankruptcy Law; or

18.11.3	an involuntary case under any US Bankruptcy Law is commenced against it and is not dismissed or stayed within 60 days after commencement of the case.

18.12	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its payment or other material obligations under the Finance Documents.

18.13	Guarantee

The guarantee of the Guarantor under Clause 14 (Guarantee) is not effective or is alleged by an Obligor to be ineffective for any reason (other than by reason of written release or waiver by the Finance Parties).

18.14	Employee Plans
Any ERISA Event shall have occurred that, when aggregated with all other ERISA Events, would have or would be reasonably expected to result in a material adverse effect on the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents.

18.15	Exceptions

Nothing in Clauses 18.7 (Insolvency proceedings), 18.8 (Appointment of receivers and managers) or 18.10 (Analogous proceedings) applies to any reconstruction, amalgamation or other transfer of any part of any Obligor's business and/or assets to or with another Obligor.

18.16	Acceleration

18.16.1
If an Event of Default described in Clause 18.11(US Bankruptcy Law) occurs, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable, without the requirement of notice or any other formality.

18.16.2
On and at any time after the occurrence of an Event of Default and while such event is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Parent, declare that an Event of Default has occurred and:

(A)	to the extent not already cancelled under Clause 18.16.1, cancel the Total Commitments; and/or

(B)
to the extent not already due and payable pursuant to Clause 18.16.1, demand that all the Advances, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(C)	demand that all the Advances be payable on demand, whereupon they shall immediately become payable on demand.

19.	THE ADMINISTRATIVE PARTIES

19.1	Appointment and duties of the Administrative Parties

Each Finance Party (other than the Agent) irrevocably appoints (i) the Agent to act as its agent under and in connection with the Finance Documents; and (ii) appoints the US Agent to act as its agent under and in connection with the Finance Documents and each Finance Party irrevocably authorises the Agent or, as the case may be, the US Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Administrative Parties shall have only those duties which are expressly specified in this Agreement (and no duties, responsibilities or obligations shall be implied). Those duties are solely of a mechanical and administrative nature.

19.2	Relationship

The relationship between each Administrative Party and the other Finance Parties is that of agent and principal only. Nothing in this Agreement constitutes any Administrative Party as trustee or fiduciary for any other Party or any other person and no Administrative Party needs to hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

19.3	Majority Banks' directions

Each Administrative Party will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents.  Any such instructions given by the Majority Banks will be binding on all the Banks.  In the absence of such instructions, an Administrative Party may act or refuse to act as it considers to be in the best interests of all the Banks.  No Administrative Party shall be liable to any Bank for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks. An Administrative Party may refrain from acting in accordance with any instructions of any Bank or group of Banks until it has received any indemnification and/or security from such Bank or group of Banks that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

19.4	Delegation

Each Administrative Party may act under the Finance Documents through its personnel and agents.

19.5	Responsibility for documentation

No Administrative Party is responsible to any other Party for:

19.5.1	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

19.5.2	the collectability of amounts payable under any Finance Document; or

19.5.3	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

19.6	Default

19.6.1
No Administrative Party is obliged to monitor or enquire as to whether or not a Default has occurred.  No Administrative Party will be deemed to have knowledge of the occurrence of a Default.  However, if an Administrative Party receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

19.6.2
Any Administrative Party may require the receipt of security satisfactory to it from the Banks whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

19.7	Exoneration

19.7.1
Without limiting Clause 19.7.2 below, no Administrative Party will be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct.

19.7.2
No Party may take any proceedings against any officer, employee or agent of any Administrative Party in respect of any claim it might have against that Administrative Party in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document.

19.7.3	No Administrative Party will be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

19.7.4
Without prejudice to any provision of any Finance Document excluding or limiting any Administrative Party's liability, any liability of an Administrative Party arising under or in connection with any Finance Document shall be limited to the amount of actual loss suffered (as determined by reference to the date of default of that Administrative Party or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to that Administrative Party at any time which increase the amount of that loss.  In no event shall any Administrative Party be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not that Administrative Party has been advised of the possibility of such loss or damages.

19.8	Reliance

Each Administrative Party may:

19.8.1	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

19.8.2	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

19.8.3
engage, pay for and rely on legal or other professional advisers selected by it (including those in that Administrative Party's employment and those representing a Party other than that Administrative Party).

19.9	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

19.9.1
has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document; and

19.9.2
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

19.10	Information

19.10.1	Each Administrative Party shall promptly forward to the person concerned the original or a copy of any document which is delivered to that Administrative Party by a Party for that person.

19.10.2
The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clauses 4 (Conditions Precedent) or 26.6 (Additional Borrowers) upon the request and at the expense of that Bank.

19.10.3	Except where this Agreement specifically provides otherwise, no Administrative Party is obliged to review or check the accuracy or completeness of any document it forwards to another Party.

19.10.4	Except as provided above, no Administrative Party has any duty:

(A)
either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the Signing Date; or

(B)	unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Obligor.

19.10.5
An Administrative Party may disclose the identity of a Defaulting Bank to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent, a Borrower or the Majority Banks.

19.11	The Administrative Parties individually

19.11.1
If it is also a Bank, each Administrative Party has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not an Administrative Party.

19.11.2	Each Administrative Party may:

(A)	carry on any business with an Obligor or its related entities;

(B)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(C)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

19.12	Indemnities

19.12.1
Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify each Administrative Party for its proportion of any cost, liability or loss incurred by that Administrative Party in any way relating to or arising out of its acting as an Administrative Party, except to the extent that the liability or loss arises directly from that Administrative Party's negligence or wilful misconduct.

19.12.2
A Bank's proportion of the liability or loss set out in Clause 19.12.1 above is the proportion which the Original US Dollar Amount of its Advance(s) bears to the Original US Dollar Amount of all Advances outstanding on the date of the demand. If, however, no Advances are outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

19.12.3	The Parent shall forthwith on demand reimburse each Bank for any payment made by it under Clause 19.12.1 above except to the extent it arises out of the Bank's negligence or default.

19.13	Compliance

19.13.1
An Administrative Party may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

19.13.2
Without limiting Clause 19.13.1 above, an Administrative Party need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of that Administrative Party constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

19.14	Deduction from amounts payable by the Agent or the US Agent

If any Party owes an amount to the Agent or, as the case may be, the US Agent under the Finance Documents the Agent or, as the case may be, the US Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or, as the case may be, the US Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

19.15	Money held as banker

Each of the Agent and the US Agent shall be entitled to deal with money paid to it by any person for the purposes of this Agreement in the same manner as other money paid to a banker by its customers except that it shall not be liable to account to any person for any interest or other amounts in respect of the money.

19.16	Resignation of an Administrative Party

19.16.1
Notwithstanding its irrevocable appointment an Administrative Party may resign by giving notice to the Banks and the Parent, in which case the Parent may (following consultation with the Banks) forthwith appoint a successor Administrative Party (which shall be a Bank or an Affiliate of a Bank) or, failing that, the retiring Administrative Party shall forthwith appoint its successor or, failing that, the Majority Banks shall appoint the successor Administrative Party.

19.16.2
The resignation of the retiring Administrative Party and the appointment of any successor Administrative Party will both become effective only upon the successor Administrative Party notifying all the Parties that it accepts the appointment.  On giving the notification and receiving such approval, the successor Administrative Party will succeed to the position of the retiring Administrative Party and the term "Agent" or "US Agent" will mean the successor Agent or successor US Agent (as applicable).

19.16.3
The retiring Administrative Party shall, at its own cost, make available to its successor such documents and records and provide such assistance as the relevant successor Administrative Party may reasonably request for the purposes of performing its functions as the relevant Administrative Party under this Agreement.

19.16.4
Upon its resignation becoming effective, this Clause 19 shall continue to benefit the relevant retiring Administrative Party in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Administrative Party and, subject to Clause 19.16.3 above, it shall have no further obligation under any Finance Document.

19.16.5
Notwithstanding the irrevocable appointment of an Administrative Party, after consultation with the Parent, the Majority Banks may, by notice to that Administrative Party require it to resign in accordance with Clause 19.16.1 above.  In this event, such Administrative Party shall resign in accordance with Clause 19.16.1 above.

19.16.6
An Administrative Party shall resign in accordance with Clause 19.16.1 above if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to that Administrative Party under the Finance Documents:

(A)
that Administrative Party fails to respond to a request under Clause  10.6 (FATCA) and an Obligor or a Bank reasonably believes that that Administrative Party will not be (or will have ceased to be) FATCA Exempt (as defined in Clause 10.6 (FATCA)) on or after that FATCA Application Date;

(B)
the information supplied by that Administrative Party pursuant to Clause 10.6 (FATCA) indicates that that Administrative Party will not be (or will have ceased to be) FATCA Exempt on or after that FATCA Application Date; or

(C)	that Administrative Party notifies an Obligor and the Banks that that Administrative Party will not be (or will have ceased to be) FATCA Exempt on or after that FATCA Application Date, and (in each case) an Obligor or a Bank reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if such Administrative Party were FATCA Exempt, and the Obligor or a Bank, by notice to that Administrative Party, requires it to resign.

19.16.7	If an Administrative Party resigns pursuant to Clause 19.16.6 above:

(A)	its successor shall be appointed in accordance with Clause 19.16.1 above; and

(B)	such resignation shall only become effective when the successor Administrative Party notifies all the Parties that it accepts such appointment.

19.17	Replacement of an Administrative Party

19.17.1
After consultation with the Parent, the Majority Banks may, by giving 30 days' written notice to the relevant Administrative Party (or, at any time the relevant Administrative Party is an Impaired Agent, by giving any shorter notice determined by the Majority Banks) replace that Administrative Party by appointing a successor Administrative Party.

19.17.2
The retiring Administrative Party shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Banks) make available to the successor Administrative Party such documents and records and provide such assistance as the successor Administrative Party may reasonably request for the purposes of performing its functions as agent under the Finance Documents.

19.17.3
The appointment of the successor Administrative Party shall take effect on the date specified in the notice from the Majority Banks to the retiring Administrative Party.  As from this date, the retiring Administrative Party shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 19 (and any agency fees for the account of the retiring Administrative Party shall cease to accrue from (and shall be payable on) that date).

19.17.4	Any successor Administrative Party and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

19.18	Banks

Each Administrative Party may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

19.19	Regulatory Position

The Agent is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.  Nothing in this Agreement shall require the Agent to carry on an activity of the kind specified by any provision of Part II (other than article 5 (accepting deposits)) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 or to lend money to any Borrower in its capacity as Agent.

19.20	Chinese Wall

In acting as an Administrative Party, the agency and syndications division of each Administrative Party shall be treated as a separate entity from its other divisions and departments.  Any information acquired at any time by an Administrative Party otherwise than in the capacity of an Administrative Party through its agency and syndications division (whether as financial advisor to any member of the Group or otherwise) may be treated as confidential by that Administrative Party and shall not be deemed to be information possessed by that Administrative Party in their capacity as such.  Each Finance Party acknowledges that that Administrative Party may, now or in the future, be in possession of, or provided with, information relating to the Obligors which has not or will not be provided to the other Finance Parties.  Each Finance Party agrees that, except as expressly provided in this Agreement no Administrative Party will be under any obligation to provide, or under any liability for failure to provide, any such information.

20.	FEES

20.1	Commitment fee

20.1.1
The Borrowers shall pay to the US Agent for distribution to each Bank pro rata to the proportion its Commitment bears to the Total Commitments from time to time a commitment fee at the applicable Commitment Fee Rate on the undrawn, uncancelled amount of the Total Commitments for the Availability Period.

20.1.2
The commitment fee is calculated and accrues from the Signing Date on a daily basis and is payable quarterly in arrear during the Availability Period, with the first payment due three months after the Signing Date for the period from the Signing Date and on the last day of the Availability Period.  Accrued commitment fee is also payable to the US Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

20.1.3
No commitment fee is payable to the US Agent (for the account of a Bank) on any Available Commitment of a Bank on any day on which such Bank is a Bank in relation to which (i) any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of "Defaulting Bank" has occurred and (ii) in so far as such event or circumstance relates to paragraph (c) of the definition of "Defaulting Bank", a notice of cancellation has been despatched by the Parent to the Agent under Clause 7.7 (Right of cancellation in relation to a Defaulting Bank) (such Bank being a "Disenfranchised Bank").

20.1.4	In this Clause 20.1, "Commitment Fee Rate" means:

(A)	from and including the Signing Date to and excluding the date falling one month after the Signing Date, 5 per cent. of the applicable Margin;

(B)	from and including the date falling one month after the Signing Date to and excluding the date falling two months after the Signing Date, 10 per cent. of the applicable Margin;

(C)	from and including the date falling two months after the Signing Date to and excluding the date falling three months after the Signing Date, 20 per cent. of the applicable Margin;

(D)	thereafter, 30 per cent. of the applicable Margin.

20.1.5	For the purpose of calculating the commitment fee, the applicable Margin will be determined on the basis of a deemed Corporate Credit Rating of BBB and a deemed Issuer Rating of Baa2.

20.2	Administrative Party fees

20.2.1	The Parent shall, on behalf of the Borrowers, pay to each Administrative Party for its own account agency fees in the amounts and on the dates agreed in the relevant Fee Letter.

20.2.2
The fees, commissions and expenses payable to an Administrative Party for services rendered and the performance of its obligations under this Agreement shall not be abated by any remuneration or other amounts or profits receivable by that Administrative Party (or by any of its associates) in connection with any transaction effected by that Administrative Party with or for the Banks or the Parent.

20.3	Up-front fee

The Borrowers shall pay to the Banks an up-front fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.4	Extension fee

Subject to the exercise of the relevant extension option in respect of Facility A or Facility B pursuant to Clause 2.4 (Extension Option), the Borrowers shall pay to the Banks an extension fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.5	Duration fee

The Borrowers shall pay to the Banks a duration fee in the amounts and on the dates agreed in the relevant Fee Letter.

20.6	VAT

Any fee referred to in this Clause 20 is exclusive of any United Kingdom value added tax. If any value added tax is so chargeable, it shall be paid by the Borrowers at the same time as it pays the relevant fee.

21.	EXPENSES

21.1	Initial and special costs

The Parent shall forthwith on demand pay the Administrative Parties the amount of all out-of-pocket costs and expenses (including but not limited to legal fees) reasonably incurred by any of them in connection with:

21.1.1	the negotiation, preparation, printing and execution of:

(A)	this Agreement and any other documents referred to in this Agreement, and

(B)	any other Finance Document (other than a Novation Certificate) executed after the Signing Date;

21.1.2
any amendment waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor and relating to a Finance Document or a document referred to in any Finance Document; and

21.1.3	any other matter, not of an ordinary administrative nature, arising out of or in connection with a Finance Document.

21.2	Enforcement costs

The Parent shall forthwith on demand pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it:

21.2.1	in connection with the enforcement of, or the preservation of any rights under, any Finance Document; or

21.2.2	in investigating any possible Default of which an Obligor or the Majority Banks have given notice.

22.	STAMP DUTIES

The Parent shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration or similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document other than a Novation Certificate or any document signed or otherwise entered into pursuant to Clauses 26.2 (Transfers by Banks), 26.3 (Procedure for novations) and Clause 26.10 (Affiliates of Banks).

23.	INDEMNITIES

23.1	Currency indemnity

23.1.1
If a Finance Party receives an amount in respect of an Obligor's liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the "contractual currency") in which the amount is expressed to be payable under the relevant Finance Document:

(A)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(B)
if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(C)	the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

23.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

23.2.1	The Parent shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(A)	the occurrence of any Event of Default;

(B)	the operation of Clause 18.16 (Acceleration) or Clause 29 (Pro Rata Sharing);

(C)
any payment of principal or an overdue amount being received from any source otherwise than on a Term End Date (and, for the purposes of this paragraph (C), the Term End Date of an overdue amount is the last day of each Designated Term (as defined in Clause 8.4 (Default interest)));

(D)	the occurrence of a change described in, and the operation of Clause 11.4 (Change in circumstances) in relation to, an Optional Currency; or

(E)	(other than by reason of negligence or default by a Finance Party) an Advance not being disbursed after a Borrower has delivered a Request for that Advance.

The Parent's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance.

23.2.2
The Parent shall promptly indemnify each Finance Party, each Arranger and their respective officers or employees against any cost, loss, liability or reasonable expense directly incurred by that Finance Party or Arranger (or its officers or employees) in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the fraud, negligence or wilful misconduct of that Finance Party or Arranger (or its employees or officers).  Any officer or employee of a Finance Party and an Arranger may rely on this Clause 23.2.2.

23.3	Indemnity

The Parent shall forthwith on demand by an Administrative Party indemnify the Agent or, as the case may be, the US Agent against any actual costs, loss or liability incurred by the Agent or, as the case may be, the US Agent (acting reasonably) as a direct result of the Agent, or as the case may be, the US Agent acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

24.	EVIDENCE AND CALCULATIONS

24.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

24.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

24.3	Calculations

Interest and the fee payable under Clause 20.1 (Commitment fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 360 days or any interest payable on an amount denominated in Sterling, 365 days (or such other day count convention as shall be consistent with the then generally accepted practice in the London interbank market).

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

25.1.1
Subject to Clause 25.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Parent and the Agent (acting on the instructions of the Majority Banks). The Agent may effect, on behalf of the Banks, any amendment or waiver permitted by this Clause 25.1.1.

25.1.2	The Agent shall promptly notify the other Parties of any amendment or waiver effected under Clause 25.1.1 above, and any such amendment or waiver shall be binding on all the Parties.

25.2	Exceptions

25.2.1	An amendment or waiver which relates to:

(A)	the definition of "Majority Banks" in Clause 1.1 (Definitions);

(B)	an extension of the date for, or a decrease in an amount or a change in the currency of, any payment under the Finance Documents;

(C)	an increase in a Bank's Commitment;

(D)	a change in the guarantee under Clause 14 (Guarantee);

(E)	a term of a Finance Document which expressly requires the consent of each Bank; or

(F)	Clause 29 (Pro Rata Sharing) or this Clause 25 (Amendments and Waivers),

may not be effected without the consent of each Bank.

25.2.2	An amendment or waiver which relates to the rights or obligations of an Administrative Party (in its capacity as such) may not be effected without the consent of that Administrative Party.

25.3	Waivers and remedies cumulative

The rights of each Party under the Finance Documents:

25.3.1	may be exercised as often as necessary;

25.3.2	are cumulative and not exclusive of its rights under the general law; and

25.3.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement, except in the manner contemplated in Clause 7.6 (Changes to Borrowers).

26.2	Transfers by Banks

26.2.1	A Bank (the "Existing Bank") may at any time assign, transfer, novate or sub-participate any of its rights and/or obligations under this Agreement to another person (the "New Bank") provided that:

(A)
the Parent shall have given its prior written consent to such assignment, transfer, novation or sub-participation (such consent not to be unreasonably withheld or delayed, having regard (without limitation) to the relative credit rating of the New Bank and the other Banks), except that such consent shall not be required if an Event of Default is outstanding or where the New Bank is an Existing Bank or is an Affiliate of the Existing Bank or any other Bank; and

(B)
in the case of a partial assignment, transfer or novation of rights and/or obligations, a minimum amount of US$5,000,000 (unless to an Affiliate of the Existing Bank or the Agent agrees otherwise) must be assigned, transferred or novated.

26.2.2	A transfer of obligations will be effective only if either:

(A)	the obligations are novated in accordance with Clause 26.3 (Procedure for novations); or

(B)
the New Bank confirms to the Agent and the Parent that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent and the Parent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

26.2.3
On each occasion an Existing Bank assigns, transfers or novates any of its rights and/or obligations under this Agreement (other than to an Affiliate), the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £2,500.

26.2.4	An Existing Bank is not responsible to a New Bank for:

(A)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(B)	the collectability of amounts payable under any Finance Document; or

(C)	the accuracy of any statements (whether written or oral) made in connection with any Finance Document.

26.2.5	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(A)
has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(B)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

26.2.6	Nothing in any Finance Document obliges an Existing Bank to:

(A)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause 26.2; or

(B)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

26.2.7
Any reference in this Agreement to a Bank includes a New Bank but excludes a Bank if no amount is or may be owed to or by it under this Agreement and its Commitment has been cancelled or reduced to nil.

26.3	Procedure for novations

26.3.1	A novation is effected if:

(A)
the Existing Bank and the New Bank deliver to the Agent a duly completed certificate (a "Novation Certificate"), substantially in the form of Part I of Schedule 4 (Forms of Accession Documents), with such amendments as the Agent approves to achieve a substantially similar effect (which may be delivered by fax and confirmed by delivery of a hard copy original but the fax will be effective irrespective of whether confirmation is received); and

(B)
the Agent (except if the novation is to an Existing Bank or an Affiliate of the Existing Bank or any other Bank) executes it.  The Agent shall only be obliged to execute a Novation Certificate delivered to it by the Existing Bank  and the New Bank once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Bank.

26.3.2	Each Party (other than the Existing Bank, the New Bank and the Parent) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

26.3.3	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(A)	the Existing Bank and the other Parties (the "Existing Parties") will be released from their obligations to each other (the "discharged obligations");

(B)
the New Bank and the Existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(C)	the rights of the Existing Bank against the Existing Parties and vice versa (the "discharged rights") will be cancelled; and

(D)
the New Bank and the Existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent, the Existing Party, the New Party and the Parent or, if later, the date specified in the Novation Certificate.

26.3.4
If the effective date of a novation (other than a novation by an Existing Bank to an Affiliate) is after the date a Request is received by the Agent but before the date the requested Advance is disbursed to the relevant Borrower, the Existing Bank shall be obliged to participate in that Advance in respect of its discharged obligations notwithstanding that novation, and the New Bank shall reimburse the Existing Bank for its participation in that Advance and all interest and fees thereon up to the date of reimbursement (in each case to the extent attributable to the discharged obligations) within three Business Days of the Utilisation Date of that Advance.

26.4	Security over Bank's Rights

A Bank may, without consulting with or obtaining consent from any Obligor, at any time charge to, assign to, or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Bank to a federal reserve, central bank or any authorised government body, except that no such charge, assignment or Security Interest shall:

26.4.1
release a Bank from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Bank as party to any of the Finance Documents; or

26.4.2
affect the obligations of the Obligors under the Finance Documents or require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Bank under the Finance Documents.

26.5	Pro rata interest settlement

26.5.1
If the Agent has notified the Banks that it is able to distribute interest payments on a "pro rata basis" to Existing Banks and New Banks then (in respect of any transfer pursuant to Clause 26.2 (Transfers by Banks) or a novation pursuant to Clause 26.3 (Procedure for novations) the date on which the transfer or novation effective (the "Transfer Date") of which, in each case, is after the date of such notification and is not on a Term End Date):

(A)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Bank up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Bank (without further interest accruing on them) on the Term End Date of the current Term (or, if the Term is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Term); and

(B)	the rights assigned or transferred by the Existing Bank will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(1)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Bank; and

(2)
the amount payable to the New Bank on that date will be the amount which would, but for the application of this Clause 26.5, have been payable to it on that date, but after deduction of the Accrued Amounts.

26.5.2	In this Clause 26.5, references to "Term" shall be construed to include a reference to any other period for accrual of fees.

26.6	Additional Borrowers

26.6.1
If the Parent wishes one of its wholly-owned Subsidiaries to become an Additional Borrower, then it may (if each of the Finance Parties have approved the identity of the Additional Borrower in writing) deliver to the Agent the documents listed in Part II of Schedule 2 (Conditions Precedent Documents).

26.6.2
On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, the Subsidiary concerned will become an Additional Borrower. However, it may not submit a Request until the Agent confirms to the other Finance Parties and the Parent that it has received all the documents referred to in Clause 26.6.1 above in form and substance satisfactory to it.

26.6.3
Delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Parent, constitutes confirmation by that Subsidiary that the representations and warranties set out in Clause 15 (Representations and Warranties), except for Clause 15.8 (Litigation), Clause 15.9 (Material adverse change), Clause 15.10 (Accounts) and Clause 15.11 (Sanctions)), deemed to be made by it on the date of the Borrower Accession Agreement are correct, as if made with reference to the facts and circumstances then existing.

26.7	Bank Retirement

26.7.1
Without prejudice to Clause 26.13 (Replacement of a Defaulting Bank), the Parent may, at any time whilst an Event of Default is not continuing, require a Bank to retire from the Facilities by giving at least ten Business Days' notice to the Administrative Parties and the relevant Bank.

26.7.2
If the Parent has given its prior written consent to such retirement (which consent may be withheld in the Parent's absolute discretion), a Bank may retire from the Facilities by giving at least ten Business Days' notice to the Administrative Parties and the Parent.

26.7.3	On expiry of a notice (a "Retirement Notice") given pursuant to Clause 26.7.1 or 26.7.2 then, at the Parent's option:

(A)

(1)	the Commitment of the relevant Bank shall be automatically cancelled;

(2)
each Borrower shall repay any Advances made to it by the relevant Bank together with all accrued interest on the amount repaid, all accrued commitment fees on the cancelled Commitment, and any other amounts payable by it to that Bank under this Agreement (including under Clause 23.2.1(C) (Other indemnities)); and

(3)
(upon payment of the amounts referred to in sub-paragraph (2) above) the relevant Bank shall cease to be a Party to this Agreement and shall cease to have any rights or obligations hereunder (other than in respect of any amounts referred to in sub-paragraph (2) subsequently required by a court of competent jurisdiction to be repaid by the relevant Bank to any person); or

(B)	the relevant Bank shall novate to another bank or financial institution selected by the Parent its Commitment and the Advances made by it in accordance with Clause 26.3 (Procedure for novations).

26.7.4	Any Retirement Notice is irrevocable once given.

26.8	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Parent) appoint another Bank or an Affiliate of a Bank which is not a Reference Bank to replace that Reference Bank.

26.9	Register

The Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each transfer effected pursuant to Clause 26.2 and a register for the recordation of the names and Facility Offices of the Banks, and the Commitment of, and principal amount (and stated interest) of the Advances owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the US Agent, the Agent and the Banks shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

26.10	Affiliates of Banks

26.10.1	Each Bank may fulfil its obligations in respect of any Advance through an Affiliate if:

(A)	the relevant Affiliate is specified in this Agreement as a Bank or becomes a Bank by means of a Novation Certificate in accordance with this Agreement; and

(B)	the Advances in which that Affiliate will participate are specified in this Agreement or in a notice given by that Bank to the Agent and the Borrowers.

In this event, the Bank and the Affiliate will participate in Advances in the manner provided for in sub-paragraph (B) above.

26.10.2	If Clause 26.10.1 above applies, the Bank and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Banks.

26.11	Increase

26.11.1	The Parent may by giving prior written notice to the Agent after the effective date of a cancellation of:

(A)	the Available Commitments of a Defaulting Bank in accordance with Clause 7.7 (Right of cancellation in relation to a Defaulting Bank); or

(B)	the Commitments of a Bank in accordance with Clause 13.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in US Dollars of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(1)
the increased Total Commitments will be assumed by one or more Banks or other banks or financial institutions (each an "Increase Bank") selected by the Parent (each of which shall not be a member of the Group and which is acceptable to the Agent (acting reasonably)), and each of which confirms its willingness to assume and does assume all the obligations of a Bank corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Bank;

(2)
each Obligor and any Increase Bank shall assume obligations towards one another and/or acquire rights against one another as that Obligor and the Increase Bank would have assumed and/or acquired had the Increase Bank been an Original Bank;

(3)
each Increase Bank shall become a Party as a "Bank" and any Increase Bank and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Bank and those Finance Parties would have assumed and/or acquired had the Increase Bank been an Original Bank; and

(4)	the Commitments of the other Banks shall continue in full force and effect.

26.11.2	An increase in the Total Commitments will only be effective on:

(A)	the execution by the Agent of an Increase Confirmation from the relevant Increase Bank;

(B)
in relation to an Increase Bank which is not a Bank immediately prior to the relevant increase, the performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Bank, the completion of which the Agent shall promptly notify to the Parent and the Increase Bank; and

(C)
any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to in Clause 26.11.1 above or any later date on which the conditions set out in this Clause 26.11.2 are satisfied.

26.11.3
Each Increase Bank, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the relevant Bank or Banks in accordance with this Agreement on or prior to the date on which the increase becomes effective.

26.11.4
Unless the Agent otherwise agrees or the increased Commitment is assumed by an Existing Bank, the Obligors shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of £2,000 and the Obligors shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 26.11.

26.11.5	Clauses 26.2.4 to 26.2.6 (both inclusive), shall apply mutatis mutandis in this Clause 26.11 in relation to an Increase Bank as if references in that Clause to:

(A)	an "Existing Bank" were references to all the Banks immediately prior to the relevant increase;

(B)	the "New Bank" were references to that "Increase Bank"; and

(C)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

26.12	Disenfranchisement of a Bank

26.12.1
For so long as a Disenfranchised Bank (as such term is defined in Clause 20.1.3 (Commitment fee)) has any Available Commitment, in ascertaining the Majority Banks or whether any given percentage has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Disenfranchised Bank's Commitments will be reduced by the amount of its Available Commitments.

26.12.2	For the purposes of this Clause 26.12, the Agent may assume that the following Banks are Disenfranchised Banks:

(A)	any Bank which has notified the Agent that it has become a Disenfranchised Bank; and

(B)
any Bank in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Bank" has occurred and, in so far as such event or circumstance relates to paragraph (c) of the definition of "Defaulting Bank", it has received a notice of cancellation from the Parent in respect of that Bank pursuant to Clause 7.7 (Right of cancellation in relation to a Defaulting Bank), unless it has received notice to the contrary from the Bank concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Bank has ceased to be a Disenfranchised Bank.

26.13	Replacement of a Defaulting Bank

26.13.1
Without prejudice to Clause 26.7 (Bank Retirement), the Parent may, at any time a Bank has become and continues to be a Defaulting Bank, by giving five Business Days' prior written notice to the Agent and such Bank:

(A)
replace such Bank by requiring such Bank to (and such Bank shall) transfer pursuant to this Clause 26 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement; or

(B)	require such Bank to (and such Bank shall) transfer pursuant to this Clause 26 (Changes to the Parties) all (and not part only) of the undrawn Commitments of the Bank,

to a Bank or other bank or financial institution (a "Replacement Bank") selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Bank (including the assumption of the transferring Bank's participations or unfunded participations (as the case may be) on the same basis as the transferring Bank) for a purchase price in cash, payable at the time of transfer, equal to the outstanding principal amount of such Bank's participation in the outstanding Advances and all accrued but unpaid interest, any amounts payable under Clause 23.2 (Other indemnities) and any other amounts payable in relation thereto under the Finance Documents.

26.13.2
The Agent may in its absolute discretion (and is authorised by each Finance Party, but is not obliged by the Obligors, to) execute, without requiring any further consent or action from any other Party, a Novation Certificate on behalf of any Defaulting Bank which is required to transfer its rights and obligations under this Agreement pursuant to Clause 26.13 above which shall be effective for the purposes of Clause 26.3 (Procedure for novations).  The Agent shall not be liable in any way for any action taken by it pursuant to this Clause 26.13 and, for the avoidance of doubt, the provisions of Clause 19.7 (Exoneration) shall apply in relation thereto.

26.13.3	Any transfer of rights and obligations of a Defaulting Bank pursuant to this Clause 26.13 shall be subject to the following conditions:

(A)	neither the Agent nor the Defaulting Bank shall have any obligation to the Obligors to find a Replacement Bank;

(B)	the transfer must take place no later than seven days after the notice referred to in Clause 26.13.1 above; and

(C)	in no event shall the Defaulting Bank be required to pay or surrender to the Replacement Bank any of the fees received by the Defaulting Bank pursuant to the Finance Documents.

26.13.4
For the avoidance of doubt, the rights of the Obligors under Clause 26.7 (Bank Retirement) and Clause 26.13 (Replacement of a Defaulting Bank) are without prejudice to each other and the rights under each Clause are capable of being exercised independently of each other by the Obligors.

27.	DISCLOSURE OF INFORMATION AND KNOW YOUR CUSTOMER REQUIREMENTS

27.1	Disclosure of information

A Bank may disclose:

27.1.1	a copy of any Finance Document; and

27.1.2	any information which that Bank has acquired under or in connection with any Finance Document,

to:

27.1.3	any of its Affiliates and any of its or their officers, directors, employees, professional advisers and auditors to the extent necessary in connection with the Facilities;

27.1.4	any person with whom it is proposing to enter, or has entered into, any kind of transfer, novation, participation or other agreement in relation to this Agreement;

27.1.5
a federal reserve, central bank or any authorised government body to whom a Bank is charging to, assigning to or otherwise creating a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document under Clause 26.4 (Security over Bank's Rights); or

27.1.6	any person to whom it is required to disclose such information under any law or regulation or by any taxation or regulatory authority,

provided that a Bank shall not disclose any such information to a person under:

(a)
Clause 27.1.3 above unless such person is informed of its confidential nature and that some or all of such information may be price-sensitive information and such person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to such information; and

(b)
Clause 27.1.4 above (other than one of its Affiliates) unless that person has provided to that Bank a confidentiality undertaking addressed to that Bank and the Parent substantially in the form of Schedule 5 (Form of Confidentiality Undertaking) or such other form as the Parent may approve.

27.2	Disclosure to numbering service providers

27.2.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(A)	names of Obligors;

(B)	country of domicile of Obligors;

(C)	place of incorporation of Obligors;

(D)	date of this Agreement;

(E)	governing law of this Agreement;

(F)	the names of the Agent, the US Agent and Arranger;

(G)	date of each amendment and restatement of this Agreement;

(H)	amounts of, and names of the Facilities (and any tranches);

(I)	amount of Total Commitments;

(J)	currencies of the Facilities;

(K)	type of Facilities;

(L)	ranking of Facilities;

(M)	Final Maturity Date of the Facilities;

(N)	changes to any of the information previously supplied pursuant to paragraphs (A) to (K) above; and

(O)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

27.2.2
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

27.3	Know your Customer requirements

27.3.1
Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Bank) to enable a Finance Party or prospective New Bank to carry out and be satisfied with the results of all applicable know your customer requirements.

27.3.2
Each Bank must promptly on the request of the Agent supply to the Agent any documentation or other evidence which is reasonably required by the Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

28.	SET-OFF

Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation owed by an Obligor under this Agreement (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the "recovering Finance Party") is discharged by payment, set-off or any other manner other than in accordance with Clause 9 (Payments) (a "recovery"), then:

29.1.1	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

29.1.2
the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received and distributed in accordance with Clause 9 (Payments);

29.1.3	subject to Clause 29.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent pay to the Agent an amount (the "redistribution") equal to the excess;

29.1.4
the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 9 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 9.8 (Partial payments); and

29.1.5
after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under Clause 29.1.4 above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

29.2	Reversal of redistribution

If under Clause 29.1 (Redistribution):

29.2.1	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

29.2.2	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party. Thereupon the subrogation in Clause 29.1.5 will operate in reverse to the extent of the reimbursement.

29.3	Exception

A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 29.1.5.

30.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

30.1.1	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

30.1.2	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

31.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing, by facsimile or, to the extent agreed by the Parties making and receiving communication, by email or other electronic communication.  Any such notice will be deemed to be given as follows:

32.1.1	if in writing, when delivered;

32.1.2	if by facsimile, when received; and

32.1.3	if by email or any other electronic communication, when received.

However, a notice given in accordance with the above but received on a non-business day or after business hours in the place of receipt will only be deemed to be given on the next business day in that place. Facsimile or email Requests or Selection Notices are to be confirmed by the relevant Borrower in writing (but may be relied upon by the Agent and the Banks irrespective of receipt of such confirmation).

32.2	Addresses for notices

32.2.1	The address, facsimile number and email address of each Party (other than the Administrative Parties and the Parent) for all notices under or in connection with this Agreement are:

(A)	that notified by that Party for this purpose to the Agent on or before it becomes a Party; or

(B)	any other notified by that Party for this purpose to the Agent by not less than five Business Days' notice.

32.2.2	The address and facsimile number of the Agent are:
HSBC Bank plc
 Level 28
8 Canada Square
London E14 5HQ
Contact:                    Corporate Trust and Loan Agency
Facsimile:              (020) 7991 4348

or such other as the Agent may notify to the other Parties by not less than five Business Days' notice.

32.2.3	The address, facsimile number and email address of the US Agent are:
HSBC Bank USA, National Association
452 Fifth Avenue (8E6)
Corporate Trust and Loan Agency
New York, NY 10018
U.S.A

Primary Contact:  Corporate Trust and Loan Agency
Facsimile:                     +1 917 229 4459
Email:                                 ctlany.loanagency@us.hsbc.com

With a copy to:

HSBC Bank plc
Level 27
8 Canada Square
London E14 5HQ

Contact:                          Corporate Trust and Loan Agency
Facsimile:                    (020) 7991 4348

or such other as the US Agent may notify to the other Parties by not less than five Business Days' notice.

32.2.4	The address and facsimile number of the Parent are:

British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG
Contact:                          The Group Treasurer
Facsimile:                          (020) 7845 2141

or such other as the Parent may notify to the other Parties by not less than five Business Days' notice.

32.2.5
Notices to be served on an Obligor other than the Parent shall be validly served on such Obligor by being addressed in accordance with Clause 32.2.3 and marked as served on the Parent on behalf of the relevant Obligor.

32.2.6	The Agent shall, promptly upon request from any Party, give to that Party the address, facsimile number or email address of any other Party applicable at the time for the purposes of this Clause.

32.3	Communications when Agent is an Impaired Agent

If the Agent is an Impaired Agent, the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

33.	LANGUAGE

33.1	Any notice given under or in connection with any Finance Document shall be in English.

33.2	All other documents provided under or in connection with any Finance Document shall be:

33.2.1	in English; or

33.2.2	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

34.	JURISDICTION

34.1	Submission

For the benefit of each other Party, each Party agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligations arising out of or in connection with any Finance Document) and accordingly submits to the jurisdiction of the English courts.

34.2	Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

34.2.1
irrevocably appoints the Parent as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document (and the Parent accepts this appointment);

34.2.2	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

34.2.3	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 32.2 (Addresses for notices).

34.3	Forum convenience and enforcement abroad

Each Party:

34.3.1	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

34.3.2	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

34.4	Non-exclusivity

Nothing in this Clause 34 limits the right of a Finance Party to bring proceedings or enforce a judgment against an Obligor in connection with any Finance Document:

34.4.1	in any other court of competent jurisdiction; or

34.4.2	to the extent permitted by applicable law, concurrently in more than one jurisdiction.

35.	WAIVER OF TRIAL BY JURY

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

36.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, existence, negotiation, validity, termination or enforceability (including any non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

37.	US PATRIOT ACT

Each Finance Party that is subject to the requirements of the (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act) (the USA Patriot Act) hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Finance Party to identify the Obligors in accordance with the USA Patriot Act. Each Obligor agrees that it will provide each Finance Party with such information as it may reasonably request in order for such Finance Party to satisfy the requirements of the USA Patriot Act.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

 ORIGINAL PARTIES

PART I

 ARRANGERS

Bank of America Merrill Lynch International Limited
Citigroup Global Markets Limited
Deutsche Bank AG London Branch
HSBC Bank plc
The Royal Bank of Scotland plc

PART II

 BANKS AND COMMITMENTS

Bank	Facility A Commitments	Facility B Commitments	Facility C Commitments	Facility D Commitments
	US$	US$	US$	US$
Bank of America, N.A.	3,000,000,000	1,000,000,000	500,000,000	500,000,000
Citibank, N.A., London Branch	2,400,000,000	800,000,000	400,000,000	400,000,000
Citicorp North America Inc.	600,000,000	200,000,000	100,000,000	100,000,000
Deutsche Bank AG London Branch	3,000,000,000	1,000,000,000	500,000,000	500,000,000
HSBC Bank plc	3,000,000,000	1,000,000,000	500,000,000	500,000,000
The Royal Bank of Scotland plc	3,000,000,000	1,000,000,000	500,000,000	500,000,000
Total	15,000,000,000	5,000,000,000	2,500,000,000	2,500,000,000

SCHEDULE 2

 CONDITIONS PRECEDENT DOCUMENTS

PART I

 TO BE DELIVERED BEFORE THE FIRST ADVANCE

1.	A copy of the articles of association and certificate of incorporation and by-laws (or equivalent constitutional documents) of each Obligor.
2.	A copy of a resolution of the board of directors of each Obligor (or any duly authorised committee of any such board):
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute and, where applicable, deliver the Finance Documents to which it is a party;
(b)	authorising a specified person or persons to execute and, where applicable, deliver the Finance Documents to which it is a party on its behalf; and
(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including Requests and Selection Notices) to be signed and/or despatched by it under or in connection with the Finance Documents.

3.	A specimen of the signature of each person authorised by the resolutions referred to in paragraph 2 above.
4.	A certificate of an officer of each Obligor confirming that the borrowing of the Total Commitments in full would not cause any borrowing limits binding on that Obligor to be exceeded.
5.
A certificate of an authorised signatory of each Obligor certifying that each copy document specified in Part I of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the Signing Date.

6.	Legal opinion of Allen & Overy LLP in relation to English law.
7.	Legal opinion of Cravath, Swaine & Moore LLP in relation to United States and relevant state laws.
8.	Confirmation from the Parent that each of the Parent and Reynolds American Inc. has received the requisite shareholder approval required to approve the Acquisition.
9.	A copy of the Merger Agreement.
10.
Confirmation from the Parent that the registration statement on Form F-4, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of the ordinary shares of the Parent to be issued in the Acquisition, shall have been declared effective under the Securities Act.

11.
Confirmation from the Parent that any waiting period applicable to the Acquisition under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been terminated or shall have expired.

PART II

 TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	A Borrower Accession Agreement, duly executed by the Additional Borrower and the Parent.
2.	A copy of the articles of association and certificate of incorporation and by-laws or equivalent constitutional documents of the Additional Borrower.
3.	A copy of a resolution of the board of directors of the Additional Borrower:
(a)	approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;
(b)	authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and
(c)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including Requests and Selection Notices) to be signed and/or despatched by it under or in connection with this Agreement.

4.
A copy of any other authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
6.	The latest audited accounts of the Additional Borrower (if any).
7.
A legal opinion of Allen & Overy LLP, English legal advisers to the Agent and, if applicable, other lawyers approved by the Agent in the place of incorporation of the Additional Borrower, addressed to the Finance Parties.

8.
A certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in Part II of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

9.	A process agent appointment letter if the Additional Borrower is incorporated outside the United Kingdom.

SCHEDULE 3

 FORM OF REQUEST

To:                     HSBC Bank plc as Agent

From:            [Borrower]                                                                                                                                                                          Date: [                       ]

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
dated [            ] 2017 (the "Facility Agreement")

1.	We wish to utilise the Facilities as follows:

(a)	Name of Borrower:
(b)	Facility:
(c)	Utilisation Date:
(d)	Requested Amount (including currency):
(e)	Term:
(f)	Payment Instructions:
2.

We confirm that each condition specified in Clause [4.2 (Further conditions precedent)/4.3 (Certain Funds Utilisations)] of the Facility Agreement is satisfied on the date of this Request and this Advance would not cause any borrowing limit binding on us to be exceeded.

By:

[BORROWER]

Authorised Signatory

SCHEDULE 4

 FORMS OF ACCESSION DOCUMENTS

PART I

NOVATION CERTIFICATE

To:                    HSBC Bank plc as Agent and British American Tobacco p.l.c. as Parent
From:            [The Existing Bank] and [The New Bank]1Date: [            ]

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
 dated [            ] 2017 (the "Facility Agreement")

We refer to Clause 26.3 (Procedure for novations) of the Facility Agreement.

1.
We [●] (the "Existing Bank") and [•] (the "New Bank") agree to the novation to the New Bank of all the Existing Bank's rights and obligations under the Facility Agreement referred to in the Schedule in accordance with Clause 26.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 26.3.3 (Procedure for novations) is [date of novation].
3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.
4.
This Novation Certificate, and any non-contractual obligations arising out of or in connection with it, are governed by English law. Capitalised terms used in this Novation Certificate have the meanings specified in the Facility Agreement.

[1]
If the New Bank holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement, it must comply with the obligations set out in clause 10.5 of the Facility Agreement.

The Schedule
Rights and obligations to be novated

[Details of the rights and obligations of the Existing Bank to be novated].

[New Bank]

[Facility Office                                                        Address for notices]

[Existing Bank]                                                        [New Bank]                   [•]
By:                                                                                           By:                                                              By:
Date:                                                                                     Date:                                                         Date:

[British American Tobacco p.l.c.]
By:
Date:

PART II

BORROWER ACCESSION AGREEMENT

To:                                    HSBC Bank plc as Agent
From:                            [Proposed Borrower] and British American Tobacco p.l.c.
[Date]

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
 dated [            ] 2017 (the "Facility Agreement")

We refer to Clause 26.6 (Additional Borrowers) of the Facility Agreement.

[Name of company] of [registered office] (registered no. [•]) (the "Proposed Borrower") agrees to become an Additional Borrower and to be bound by the terms of the Facility Agreement as an Additional Borrower in accordance with Clause 26.6 (Additional Borrowers) of the Facility Agreement.

The address for notices of the Proposed Borrower for the purposes of Clause 32.2 (Addresses for notices) of the Facility Agreement is:

[                                                        ]

This Borrower Accession Agreement and any non-contractual obligations arising out of or in connection with it, are governed by English law. Capitalised terms used in this Borrower Accession Agreement have the meanings specified in the Facility Agreement.

By:

[Proposed Borrower]

Authorised Signatory
By:
British American Tobacco p.l.c.

Authorised Signatory

PART III

 FORM OF BORROWER NOVATION AGREEMENT

A NOVATION AGREEMENT dated [                                        ]
BETWEEN:

(1)	[	] (the "Existing Borrower");
(2)	[	] (the "Substitute Borrower");
(3)	British American Tobacco p.l.c. on behalf of itself and each other Obligor (such capitalised term are defined in the Facility Agreement referred to below) the ("Parent"); and
(4)	HSBC Bank plc as agent (the "Agent") on behalf of itself and the Finance Parties (as defined in the Facility Agreement referred to below),

and is supplemental to the US$25,000,000,000 Term Loan Facilities Agreement dated [         ] 2017 between, among others, British American Tobacco p.l.c., HSBC Bank plc as agent and the financial institutions listed in Part II (Banks and Commitments) of Schedule 1 (Original Parties) thereto (the "Facility Agreement").

IT IS AGREED:

1.	Novation

In consideration of a payment made by the Existing Borrower to the Substitute Borrower and the release of the Existing Borrower from its obligations and liabilities (actual or contingent) specified in the Schedule hereto under the Facility Agreement and with effect on and from [•] (the "Substitution Date") the Substitute Borrower hereby undertakes to observe and perform all the obligations and liabilities (actual or contingent) of the Existing Borrower under the Facility Agreement in respect of the Advances specified in the Schedule (including any such obligations or liabilities as may have accrued or become due in respect thereof prior to the Substitution Date).

2.	Integration

This Borrower Novation Agreement shall be read as one with the Facility Agreement so that any reference therein to "this Agreement", "hereunder" and similar shall include and be deemed to include this Borrower Novation Agreement.

3.	Continuing Liability

The Parent on behalf of itself and each other Obligor acknowledges and confirms that its obligations as Guarantor under Clause 14 of the Facility Agreement apply to the obligations and liabilities assumed by the Substitute Borrower hereunder.

Schedule

[                                                                      ]

IN WITNESS whereof the parties hereto have caused this Borrower Novation Agreement to be duly executed on the date first written above.

……………………………
For and on behalf of

[The Existing Borrower]

……………………………
For and on behalf of

[The Substitute Borrower]

……………………………
British American Tobacco p.l.c.

For and on behalf of each Obligor

………………………………..
HSBC Bank plc as Agent

For and on behalf of each
Finance Party

SCHEDULE 5

 FORM OF CONFIDENTIALITY UNDERTAKING

To:            British American Tobacco p.l.c.

To:            [Bank]

Dear Sirs

We refer to the US$25,000,000,000 Term Loan Facilities Agreement dated [•] 2017 (the "Facility Agreement") between, among others, British American Tobacco p.l.c. and HSBC Bank plc as Agent.

This is a confidentiality undertaking referred to in Clause 27 (Disclosure of Information and Know Your Customer Requirements) of the Facility Agreement.  A capitalised term defined in the Facility Agreement has the same meaning in this undertaking.

We are considering entering into contractual relations with [insert name of Bank] (the "Bank") and understand that it is a condition of our receiving information about British American Tobacco p.l.c. and its related companies and any Finance Document and/or any information under or in connection with any Finance Document (the "Information") that we execute this undertaking.

We undertake to treat as confidential any Information and to use the Information solely for the purposes of determining whether or not to enter into the contractual relations and to keep any Information under secured and controlled conditions. We will not disclose any of the Information to any third party (other than our directors, officers, employees or outside advisors, who shall be advised of and agree to those confidentiality obligations) without the prior written consent of the Parent.

The foregoing undertakings do not apply to any Information that is publicly available when provided or that thereafter becomes publicly available other than through a breach by us of the above undertakings, or that is required to be disclosed by us by judicial or administrative process in connection with any action, suit, proceedings or claim or in order to comply with a request from any fiscal, monetary or other authority with which we are accustomed to comply or otherwise by applicable law. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public or is obtained by us from any source other than the Bank or from you (or its or your directors, officers, employees or outside advisors), provided that such source has not entered into a confidentiality agreement with you with respect to the Information

Yours faithfully,

[•]

SCHEDULE 6

 FORM OF INCREASE CONFIRMATION

To:                     HSBC Bank plc as Agent and British American Tobacco p.l.c. as Parent

From:            [the Increase Bank] (the "Increase Bank")2

Dated:

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
dated [            ] 2017 (the "Facility Agreement")

1.
We refer to the Facility Agreement.  This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facility Agreement.  Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 26.11 (Increase) of the Facility Agreement.
3.
The Increase Bank agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Bank under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Bank and the Relevant Commitment is to take effect (the "Increase Date") is [ ].
5.	On the Increase Date, the Increase Bank becomes party to the relevant Finance Documents as a Bank.
6.
The Facility Office and address, fax number, attention, credit contact and loan administration contact details for notices to the Increase Bank for the purposes of Clause 32.2 (Addresses for notices) are set out in the Schedule.

7.	The Increase Bank expressly acknowledges the limitations on the Banks' obligations referred to in Clause 26.11 (Increase).
8.	The Increase Bank confirms that it is not an Affiliate of the Parent.
9.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
10.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
11.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

[2]
If the Increase Bank holds a passport under the HMRC DT Treaty Passport scheme and wishes that scheme to apply to the Facility Agreement, it must comply with the obligations set out in clause 10.5 of the Facility Agreement.

THE SCHEDULE
RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE BANK

[Facility office address, fax number and attention details for notices and account details for payments/standard settlement instructions]
[Increase Bank]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and the Increase Date is confirmed as [     ].

Agent:

By:

SCHEDULE 7

 EXTENSION NOTICE

To:                    HSBC Bank plc as Agent

From:            British American Tobacco p.l.c.

[Date]

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
dated [                                          ] 2017 (the "Facility Agreement")

1.
We hereby give you notice pursuant to [Clause 2.4.1 (Facility A Extension Option)]/ [Clause 2.4.2 (Facility B Extension Option)][3] of the Facility Agreement that we request to extend [Facility A] / [Facility B][4], so that the [Facility A Final Maturity Date] / [Facility B Final Maturity Date][5] be extended to the date falling [18/24/30/36][6] months after the Start Date.

2.	We confirm that as at the date of this Extension Notice:

(a)
the representations and warranties in Clause 15 (Representations and Warranties) of the Facility Agreement except for Clause 15.8 (Litigation), Clause 15.9 (Material adverse change) and Clause 15.11 (Sanctions) are correct; and

(b)	no Event of Default is outstanding.
3.	Capitalised terms used in this Extension Notice bear the meaning given to them in the Facility Agreement.

________________________________
 For and on behalf of
British American Tobacco p.l.c.

3 Delete as appropriate
4 Delete as appropriate
5 Delete as appropriate
6 Delete as appropriate.

SCHEDULE 8

 SELECTION NOTICE

To:                                     HSBC Bank plc as Agent

From:                            [Borrower]

                                                                                 Date:

British American Tobacco p.l.c.
US$25,000,000,000 Term Loan Facilities Agreement
 dated [            ] 2017 (the "Facility Agreement")

1.	This Selection Notice is irrevocable. Capitalised terms used in this Selection Notice bear the meaning given to them in the Facility Agreement.
2.	We refer to the following Advance[s] under [identify Facility] in [identify currency] with a Term ending on [ ]*.
3.	[We request that the next Term for the above Advance[s] is [ ]].

By:

[BORROWER]

Authorised Signatory

________________________________

*	Insert details of all Advances in the same currency which have a Term ending on the same date.

SIGNATORIES

Original Borrowers

B.A.T. INTERNATIONAL FINANCE P.L.C.

By: /s/

B.A.T CAPITAL CORPORATION

By: /s/

Guarantor

BRITISH AMERICAN TOBACCO P.L.C.

By: /s/

Agent

HSBC BANK PLC
By: /s/

US Agent

HSBC BANK USA, NATIONAL ASSOCIATION
By: /s/

Arrangers

BANK OF AMERICA MERRILL LYNCH INTERNATIONAL LIMITED
By: /s/

CITIGROUP GLOBAL MARKETS LIMITED
By: /s/

DEUTSCHE BANK AG LONDON BRANCH
By: /s/

HSBC BANK PLC
By: /s/

THE ROYAL BANK OF SCOTLAND PLC
By: /s/

Banks

BANK OF AMERICA, N.A.
By: /s/

CITIBANK, N.A., LONDON BRANCH
By: /s/

CITICORP NORTH AMERICA INC.
By: /s/

DEUTSCHE BANK AG LONDON BRANCH
By: /s/

HSBC BANK PLC
By: /s/

THE ROYAL BANK OF SCOTLAND PLC
By: /s/